UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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OfficeMax Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice and
Proxy Statement

OfficeMax Incorporated Annual Meeting of Shareholders
Lisle, Illinois Wednesday, April 25, 2007

OFFICEMAX INCORPORATED

NOTICE OF ANNUAL MEETING

Wednesday, April 25, 2007

1:00 p.m., Central Daylight Time

Wyndham Lisle-Chicago Hotel & Executive Meeting Center

3000 Warrenville Road

Lisle, Illinois 60532

March 15, 2007

Dear Shareholder:

On behalf of the board of directors, it is my pleasure to invite you to our 2007 annual meeting of shareholders to:

•       elect nine directors;

•       approve the appointment of KPMG LLP as our independent registered public accounting firm for 2007;

•       approve an amendment to our Restated Certificate of Incorporation, as amended, to remove the supermajority voting requirements;

•       consider and act upon a shareholder proposal; and

•       conduct other business properly brought before the meeting.

Shareholders who owned stock at the close of business on March 7, 2007 can vote at the meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend or not, please review the enclosed materials and sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote at that time, you may do so. We have also made provisions for you to submit your proxy through the internet or by telephone.

Thank you for your ongoing support of and continued interest in OfficeMax.

Sincerely yours,

Sam K. Duncan Chairman of the Board and Chief Executive Officer

Table of Contents

Notice of Annual Meeting
OfficeMax Incorporated	1
Annual Meeting Information	1
Proxy Statement	1
Voting	1
Employees Who Are Shareholders	2
Confidential Voting Policy	3
Votes Necessary for Action to be Taken	3
Proxy Solicitation	3
Items You May Vote On	4
Election of Directors	4
Appointment of Independent Registered Public Accounting Firm	4
Amendment to Our Restated Certificate of Incorporation, As Amended, to Remove the Supermajority Voting Requirements	5
Shareholder Proposal to Establish an Engagement Process with Proponents of a Shareholder Proposal that is Approved by a Specified Vote at an Annual Meeting	7
Other Matters to be Presented at the Meeting	8
Board of Directors	9
Structure	9
Director Independence	11
Related Transactions	12
Director Compensation	13
Description of Director Compensation	14
OfficeMax Incentive and Performance Plan	15
Additional Director Compensation Plans	15
Meetings of the Board	16
Committee of Outside Directors	17
Executive Committee	18
Governance and Nominating Committee	18
Qualifications for Directors	18
Governance Guidelines	19
Communications with Directors	20
Audit Committee Report	20
Audit Committee Responsibilities	20
Audit, Audit-Related, and Other Nonaudit Services	21
Financial Statement Recommendation	22
Executive Compensation Committee Report	23
Compensation Discussion and Analysis	23
Overview	23
Independent Consultant to the Executive Compensation Committee	24
Management Consultant	24
Base Salary	25
Annual Incentive Compensation (Bonus)	27
Long-Term Incentive Compensation (Equity Awards)	29

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ii

OfficeMax Incorporated

OfficeMax Incorporated (“OfficeMax,” the “company” or “we”), which was formerly known as Boise Cascade Corporation, is a leader in both business-to-business and retail office products distribution. We provide office supplies and paper, print and document services, technology products and solutions and furniture to large, medium and small businesses and consumers. Our customers are serviced by approximately 35,000 associates through direct sales, catalogs, the Internet and a network of retail stores located throughout the United States, Canada, Australia, New Zealand and Mexico. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the ticker symbol OMX. Our corporate headquarters is located at 263 Shuman Boulevard, Naperville, Illinois 60563, and our website address is www.officemax.com.

Annual Meeting Information

Proxy Statement

This proxy statement summarizes information we must provide to you under the rules of the Securities and Exchange Commission (“SEC”). It is designed to assist you in voting your shares. We have sent you this proxy statement in connection with the solicitation of proxies by our board of directors for the 2007 annual meeting of shareholders. We will begin mailing these proxy materials on or about March 15, 2007.

Voting

You can vote your shares by executing and returning the enclosed proxy card, or providing voting instructions through the Internet or by telephone. Please see the proxy card or voting instruction card accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.

If your shares are registered directly in your name, you are considered a shareholder of record and will receive your proxy materials directly from us. If you hold your shares through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and will receive your proxy materials from your broker, bank or other institution.

For shareholders of record, voting instructions submitted via mail, via the Internet or by telephone must be received by Corporate Election Services, Inc., our independent tabulator, by 5:00 a.m. Central Daylight Time on April 25, 2007. Submitting your vote via mail, the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

The Internet and telephone voting procedures available to you are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

Shareholders of record can vote by:

•       returning a completed proxy card by mail to our independent tabulator, Corporate Election Services, Inc. by 5:00 a.m. Central Daylight Time on April 25, 2007;

•       delivering a completed proxy card to Corporate Election Services, Inc., our inspector of election, prior to the annual meeting;

•       submitting voting instructions via the Internet or by telephone by 5:00 a.m. Central Daylight Time on April 25, 2007; or

•       completing a ballot and returning it to the inspector of election during the annual meeting.

If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution that sent your proxy materials to you in accordance with their procedures.

If you submit a valid proxy card or validly vote your proxy via the telephone or Internet, and you do not subsequently revoke your proxy, the individuals named on the card, as your proxies, will vote your shares in accordance with your instructions. If you do not indicate instructions, your shares will be voted for the:

•       election of the nine nominees to serve on our board of directors;

•       appointment of KPMG LLP as our independent registered public accounting firm for 2007; and

•       approval of an amendment to our Restated Certificate of Incorporation, as amended, to remove the supermajority voting requirements;

and against the shareholder proposal to:

•       establish an engagement process with proponents of a shareholder proposal that is approved by a specified vote at an annual meeting.

If you are a shareholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting. To do so:

•       subsequently submit new voting instructions to the independent tabulator by mail, through the Internet or by telephone prior to 5:00 a.m., Central Daylight Time, on April 25, 2007;

•       deliver a new proxy to the inspector of elections, prior to the annual meeting; or

•       attend the annual meeting and vote in person by ballot.

If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution in accordance with their procedures.

Each share of OfficeMax stock is entitled to one vote. As of March 7, 2007 (the record date for determining shareholders entitled to vote at the meeting), we had the following shares outstanding and entitled to vote:

Type/Series of Stock	Number of Shares Outstanding
Common stock	75,016,206
Convertible preferred stock, Series D (ESOP)	1,104,186

Employees Who Are Shareholders

If you are a current or former employee of OfficeMax or one of its subsidiaries and you participate in the Employee Stock Ownership Plan (“ESOP”) fund or the OfficeMax common stock fund in the OfficeMax Savings Plan, you will receive a voting instruction card for the shares you hold in these plans. ESOP participants may instruct the plan’s trustee how to vote the shares allocated to their accounts, as well as a proportionate amount of unallocated and unvoted shares. Participants in the

OfficeMax common stock fund in the OfficeMax Savings Plan may instruct the plan’s trustee how to vote the shares allocated to their accounts. If you do not provide instructions, the plan provides that the trustee will vote your shares in the same proportion as shares for which other participants have provided voting instructions.

Confidential Voting Policy

We have a confidential voting policy. Shareholders’ votes will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate, and retain all proxies and will forward any comments written on the proxy cards or otherwise received by the tabulator to management. Our confidential voting policy will not apply in the event of a contested solicitation.

Votes Necessary for Action to be Taken

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares issued and outstanding and entitled to vote at the meeting are present in person or by proxy. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

We have been informed by the New York Stock Exchange, Inc. that brokers will have discretionary voting power with respect to the proposal to amend our Restated Certificate of Incorporation, as amended, to remove the supermajority voting requirements. Brokers will not have discretionary voting power with respect to the shareholder proposal. Abstentions and withheld votes, including broker non-votes, do not count as votes cast either for or against the election of directors, the appointment of our independent registered public accounting firm, or the approval of the shareholder proposal. Both abstentions and broker non-votes will count as votes cast against the proposal to amend our Restated Certificate of Incorporation, as amended, to remove the supermajority voting requirements.

The nine nominees who receive the greatest number of votes at the annual meeting will be elected as directors.

The proposal for appointing KPMG LLP as our independent registered public accounting firm for 2007 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The proposal to amend our Restated Certificate of Incorporation, as amended, to remove the supermajority voting requirements requires approval of the holders of at least 80% of our outstanding shares entitled to vote.

The shareholder proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. The approval of the shareholder proposal does not mean that its requested actions automatically go into effect. Our board of directors will make the final decision on whether to adopt and take the actions requested by the shareholder proposal.

Proxy Solicitation

We pay the expenses of soliciting proxies. OfficeMax has retained D.F. King & Company (“D.F. King”) to assist in the distribution and solicitation of proxies. D.F. King will receive an aggregate fee of $17,500, plus out-of-pocket expenses. In addition to the solicitation of proxies by use of the mail, employees of D.F. King, and our directors, officers and regular employees, may solicit the return of proxies by personal interview, mail, electronic mail, facsimile, telecopy, telegram, telephone, and internet. Our officers and employees will not receive additional compensation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of stock. OfficeMax has agreed to indemnify D.F. King against certain liabilities arising out of or in connection with this engagement.

Items You May Vote On

1.   Election of Directors

Each member of our board of directors is elected each year for a one year term.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the nine nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.

Our board of directors has proposed nine nominees for election as directors with terms expiring in 2008 at the annual meeting:  Dorrit J. Bern, Warren F. Bryant, Brian C. Cornell, Joseph M. DePinto, Sam K. Duncan, Rakesh Gangwal, Gary G. Michael, Francesca Ruiz de Luzuriaga and David M. Szymanski. Detailed information on all the nominees is provided beginning on page 9. We expect that all nominees will be able to serve if elected. If any nominee is not able to serve, either we will vote the proxies for another nominee recommended by the Governance and Nominating Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until earlier termination of his or her service.

Our board of directors unanimously recommends a vote “FOR”
each of these nominees.

2.   Appointment of Independent Registered Public Accounting Firm

Our Audit Committee appointed KPMG LLP to serve as our independent registered public accounting firm for 2007, subject to shareholder approval. Representatives of KPMG LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The following table sets out the various fees for services provided by KPMG LLP in 2005 and 2006. The Audit Committee pre-approved all of these services.

Annual Fees for 2005 and 2006

	Amounts
Description	2005	2006
Audit Fees (1)	$4,370,900	$3,971,635
Audit-Related Fees (2)	342,200	262,000
Tax Fees (3)	329,550	60,930
All Other Fees	—	—

(1)            Audit fees relate to professional services rendered in conjunction with the audit of our annual financial statements, the review of our quarterly financial statements, the audit of our internal controls over financial reporting, statutory filings and other services pertaining to SEC matters.

(2)            Audit-related fees relate to attestation and other services traditionally performed by companies’ independent accountants, such as audits of our employee benefit plans, special procedures required to meet certain regulatory requirements and other miscellaneous assurance services.

(3)            Tax fees relate to tax compliance services surrounding transactions that have already occurred. We use these services to document, compute, and obtain government approval for amounts to be included in tax filings.

KPMG LLP’s full-time, permanent employees conducted the services described in the chart above. Leased personnel were not employed with respect to the domestic audit engagement.

The Audit Committee is responsible for recommending, for shareholder approval, the independent registered public accounting firm. Should shareholders fail to approve the appointment of KPMG LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent accountants mid-way through the year, there is no assurance that a firm other than KPMG LLP could be secured to deliver any or all of the company’s independent auditing services required in 2007. The Audit Committee, however, would take the lack of shareholder approval into account when recommending an independent registered public accounting firm for 2008.

Our board of directors unanimously recommends a vote “FOR” the approval of
KPMG LLP as our independent registered public accounting firm for 2007.

3.   Amendment to Our Restated Certificate of Incorporation, As Amended, to Remove the Supermajority Voting Requirements

The board of directors recommends that our Restated Certificate of Incorporation, as amended (the “Charter”), be amended to remove all supermajority voting requirements. Our Charter currently requires an 80% supermajority vote of outstanding shares of our common stock for the following actions:

•       Removing a director;

•       Amending Article Ninth of the Charter, which contains provisions regarding the composition of the board of directors, the manner of nomination and election of directors, the filling of vacancies on the board, removal of directors, and certain powers of the board; and

•       Amending Article Twelfth of the Charter, which establishes the stockholder vote required for approval of certain transactions involving an interested stockholder.

Supermajority vote provisions are generally intended to encourage a person making an unsolicited bid for a company to negotiate with the board to reach terms that are fair and provide the best results for all stockholders. Without such provisions it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of the company without negotiating with the board to achieve the best results for other stockholders. However, many investors and others have begun to view these provisions as conflicting with principles of good corporate governance. While these measures can be beneficial, the board recognizes there are also compelling arguments for having a lower threshold for stockholder votes. The requirement of a supermajority vote can limit the ability of stockholders to effect change by essentially providing a veto to a large minority stockholder or group of stockholders. In addition, a lower threshold for stockholder votes can increase stockholders’ ability to effectively participate in corporate governance. Although these protective measures are beneficial, the board believes they can be eliminated without posing unacceptable risks to the stockholders.

The board has considered carefully the advantages and disadvantages of the supermajority vote requirements in our Charter. After this review, the board has proposed the elimination of these requirements. Accordingly, the board has approved and recommends that our stockholders approve certain amendments to Sections 9.4, 9.6 and 12.8 of our Charter. Attached to this proxy statement as Appendix A is a marked version of Articles Ninth and Twelfth of our Charter, which reflects the proposed changes (the “Amendments”).

Removal of Directors

Section 9.4 of our Charter currently requires the affirmative vote of the holders of at least 80% of our outstanding securities entitled to vote in the election of directors to remove a director from office. Additionally, Section 9.4 permits the removal of directors only for cause. The Amendments would eliminate the supermajority voting requirement in Section 9.4, require the affirmative vote of the holders of at least a majority of our outstanding securities entitled to vote in the election of directors to remove a director from office and allow the stockholders to remove directors from office with or without cause.

Provisions Applicable to the Board

Article Ninth of our Charter currently requires the affirmative vote of the holders of at least 80% of our outstanding securities entitled to vote in the election of directors in order to amend the Charter for the purpose of amending or adopting any provision inconsistent with the provisions of Article Ninth. Article Ninth contains provisions regarding the composition of the board of directors, the manner of nomination and election of directors, the filling of vacancies on the board, removal of directors and certain powers of the board. The Amendments would eliminate the supermajority voting requirement in Article Ninth and would require the affirmative vote of the holders of at least a majority of our outstanding securities entitled to vote in the election of directors to adopt amendments to Article Ninth or provisions inconsistent with Article Ninth.

Interested Stockholder Transaction Provision

Article Twelfth of our Charter establishes the stockholder vote required for approval of certain transactions involving an interested stockholder and contains the procedure and other provisions applicable to such transactions. Article Twelfth currently requires the affirmative vote of the holders of at least 80% of our outstanding securities entitled to vote on the matter to amend the Charter for the purpose of amending or adopting a provision inconsistent with the provisions of Article Twelfth.

The Amendments would eliminate the supermajority voting requirements in Article Twelfth and require the affirmative vote of a majority of shares entitled to vote on the matter to adopt amendments to Article Twelfth or provisions inconsistent with Article Twelfth.

Vote Required for Approval

The affirmative vote of at least 80% of our outstanding securities entitled to vote will be required to approve the Amendments. Abstentions and broker non-votes will have the same effect as votes against the proposal.

If approved by our stockholders, the Amendments will become effective upon the execution, acknowledgement and filing of the Amendments with the Delaware Secretary of State, which the company intends to undertake promptly following stockholder approval of the Amendments.

Our board of directors unanimously recommends a vote “FOR” this proposal

4.   Shareholder Proposal to Establish an Engagement Process with Proponents of a Shareholder Proposal that is Approved by a Specified Vote at an Annual Meeting

In October 2006, we received a proposal from the International Brotherhood of Electrical Workers’ Pension Benefit Fund (“Fund”), 900 Seventh Street, NW, Washington, DC, 20001, owner of 25,808 shares of our common stock as of October 2006, requesting that our board adopt a policy establishing an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

Proposal

The Board of Trustees for the Fund has given us notice that it intends to present the following proposal at the annual meeting:

RESOLVED: That the shareholders request the Board of Directors of OfficeMax, Inc. to adopt a policy establishing an engagement process with the proponents of shareholder proposals, that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

This proposal requests the OfficeMax Board of Directors take the following steps if a proposal, submitted by a shareholder for a vote pursuant to Rule 14a-8 of the Securities and Exchange Commission, receives a majority of the votes cast:

•       Within four months after the annual meeting, an independent board committee should schedule a meeting (which may be held telephonically) with the proponent of the proposal, to obtain any additional information to provide to the Board of Directors for its reconsideration of the proposal. The meeting with the proponent should be coordinated with the timing of a regularly scheduled board meeting.

•       Following the meeting with the proponent, the independent board committee should present the proposal with the committee’s recommendation, and information relevant to the proposal, to the full Board of Directors, for action consistent with the company’s charter and by-laws, which should necessarily include a consideration of the interest of the shareholders.

In adopting such a policy, the board would have the authority to abolish the committee under the following circumstances: (1) the board takes the action requested in the proposal; or (2) the proposal’s proponent notifies the board that organization does not object to the abolition of the committee.

Statement by Shareholder in Support of the Proposal

The purpose of this proposal is to create a mechanism by which shareholders can communicate with their representatives, the Board of Directors. In our opinion, the various reforms enacted by the U.S. Congress, the U.S. Securities and Exchange Commission, and stock exchanges in the wake of the Enron/WorldCom/Tyco wave of scandals have certainly been a step in the right direction to restore public trust and confidence in the capital markets, but they have not adequately addressed shareholder rights and the accountability of directors of corporate boards to the shareholders who elect them.

In 2006, the shareholders at our Company voted 53% in favor and 47% against this same proposal. We are concerned, in particular, that boards of directors are still able to ignore shareholder proposals on important corporate governance reforms even if those proposals are supported by clear majorities of shareholder votes cast at annual meetings.

Therefore, we are submitting this proposal requesting that the Company adopt a formal policy establishing an engagement process with the proponents of shareholder proposals that are supported by a majority of the votes cast, excluding abstentions and broker non-votes, at any annual meeting.

We urge stockholders to vote for this proposal.

Statement by Board of Directors Against this Proposal

Each year, the Governance and Nominating Committee of our board discusses the shareholder proposals that have received a favorable vote by our shareholders. The committee then recommends a course of action to the board based upon the status of the company at that time, which may include discussing the proposal with its proponent. The board believes that this flexibility to take the actions it believes are most appropriate with respect to shareholder proposals is more beneficial to the company than being required to adhere to a rigid engagement process.

Our board of directors unanimously recommends a vote “AGAINST”
this proposal.

5.   Other Matters to be Presented at the Meeting

We do not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named on the enclosed proxy card will vote your properly executed proxy according to their judgment on those matters.

Board of Directors

Structure

Upon the Governance and Nominating Committee’s recommendation, the board recommends nine directors for election in 2007, each to hold office until the annual meeting of shareholders in 2008 or until the earlier termination of his or her service. Shareholders have previously elected Messrs. Bryant, Cornell, Gangwal, Michael, Szymanski and Ms. Ruiz de Luzuriaga to the board of directors. Dorrit J. Bern and Joseph M. DePinto, appointed by the board as directors in 2006, and Sam Duncan, appointed by the board as a director in 2005, have not previously been elected by shareholders.

We prepared the following director summaries using information furnished to us by the nominees:

Dorrit J. Bern, 56, joined our board of directors in 2006. Ms. Bern has been the chairman, president and chief executive officer of Charming Shoppes, Inc., a multichannel specialty women’s apparel retailer, since 1997. Ms. Bern also serves as a member of the board of directors of Southern Company, an electric energy producer.

Warren F. Bryant, 61, joined our board of directors in 2004. In 2002, Mr. Bryant became a director and the president and chief executive officer of Longs Drug Stores Corporation, a retail drug store chain on the West Coast and in Hawaii. He became the chairman of the board of Longs Drug Stores in 2003. Mr. Bryant served as senior vice president of The Kroger Co., a retail grocery chain, from 1999 to 2002. From 1996 to 1999, he served as president and chief executive officer of Dillon Companies, Inc., a retail grocery chain and subsidiary of The Kroger Co.

Brian C. Cornell, 48, joined our board of directors in 2004. In 2004, Mr. Cornell became the executive vice president and chief marketing officer of Safeway Inc., a food and drug retailer in North America. From 1998 to 2004, he held several senior executive positions with PepsiCo Inc., a food and beverage company, including president of Pepsi-Cola North America’s (PCNA) Food Services Division; senior vice president of sales for PCNA; region president, Europe, for PepsiCo Beverages International; and president of Tropicana International.

Joseph M. DePinto, 44, joined our board of directors in 2006. Mr. DePinto has been the president and chief executive officer of 7-Eleven, Inc., a convenience retailer, since December 2005. Prior to joining 7-Eleven, Inc., Mr. DePinto served as the president of GameStop Corp., a video game and entertainment software retailer, beginning in March 2005. Mr. DePinto was the vice president of operations of 7-Eleven from March 2002 until he joined GameStop Corp. in March 2005. Prior to March 2002, Mr. DePinto was senior vice president and chief operating officer of Thornton Quick Café & Market.

Sam K. Duncan, 54, joined our board of directors in 2005. Mr. Duncan became the chairman and chief executive officer of the company in 2005. Prior to his election as chief executive officer of the company, Mr. Duncan was president and chief executive officer of ShopKo Stores, Inc., a multi-department retailer, from October 2002 to April 2005. From 1992 to 2002, Mr. Duncan held various merchandising and executive positions with Fred Meyer, Inc. (a division of The Kroger Co.) a grocery retailer, including: president of Fred Meyer from February 2001 to October 2002 and president of Ralph’s Supermarkets from 1998 to 2001. Mr. Duncan began his retail career in the supermarket industry in 1969 with Albertson’s, Inc., where he held various merchandising positions until 1992.

Rakesh Gangwal, 53, joined our board of directors in 1998. In 2003, Mr. Gangwal became the chairman, president, and chief executive officer of Worldspan Technologies, Inc., a provider of travel technology and information services to the travel and transportation industry. From 2002 to 2003, Mr. Gangwal was involved in various personal business endeavors, including private equity projects and consulting projects. He was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways’ mainline jet and express divisions as well as several related companies, from 1998 until his resignation in 2001. Mr. Gangwal was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. He was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. On August 11, 2002, US Airways Group, Inc., and its seven domestic subsidiaries, including its principal operating subsidiary, US Airways, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Virginia. US Airways Group, Inc., and its subsidiaries emerged from bankruptcy protection under the First Amended Joint Plan of Reorganization of US Airways Group, Inc., and Affiliated Debtors and Debtors-in-Possession, as Modified, which became effective on March 31, 2003. Mr. Gangwal is also a director of PetSmart, Inc.

Gary G. Michael, 66, joined our board of directors in 1997. He was the chairman of the board and chief executive officer of Albertsons, Inc., a retail food and drug company, from 1991 until his retirement in 2001. From 2003 to 2004, Mr. Michael left his retirement to serve in a volunteer capacity as the interim president of the University of Idaho. Mr. Michael is also a director of Harrah’s Entertainment Inc., IDACORP, Inc., Questar Corporation, and The Clorox Company and former chairman of the Federal Reserve Bank of San Francisco.

Francesca Ruiz de Luzuriaga, 52, joined our board of directors in 1998. From 1999 to 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel in 2000, Ms. Luzuriaga has been working as an independent business development consultant. Until October 2005 she was also a director of Providian Financial Corporation.

David M. Szymanski, 50, joined our board of directors in 2004. Dr. Szymanski is the JCPenney Chair of Retailing Studies at Texas A&M University, where he has served since 2003. Dr. Szymanski served as the Director of the Center for Retailing Studies at Texas A&M University from 2000 to 2006. He has held senior positions at the University since 1987. Dr. Szymanski is also a director of Zale Corporation and is the founder and chief executive officer of the Retailing Hall of Fame™.

Director Independence

The board has determined that, except for Mr. Duncan, the nominees for election as directors are independent within the meaning of the rules of the New York Stock Exchange (“NYSE”).

For a director to be considered independent under the NYSE rules, our board must determine that he or she does not have any material relationship with OfficeMax. To assist in making this determination, our board adopted the NYSE’s independence standards. For purposes of these standards, an “immediate family member” includes a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

The board will presume a director is independent if, during the last three years, he or she has not:

•       been an OfficeMax employee or an immediate family member of an executive officer of OfficeMax, other than in the capacity as a former interim chairman, chief executive officer or other executive officer;

•       been affiliated with or employed by (or is an immediate family member of a person who is affiliated with or employed in a professional capacity by) the present or former internal or external auditor of OfficeMax;

•       been employed (or had an immediate family member employed) as an executive officer by another company whose compensation committee includes one or more current executives of OfficeMax;

•       received (or had an immediate family member who has received) more than $100,000 per year in direct compensation from OfficeMax other than director and committee fees or pension or other deferred compensation for prior services; and

•       been an executive officer or an employee of, or an immediate family member of a person who is an executive officer of, a company that makes payments to or receives payments from OfficeMax for property or services, which, in any fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In addition, our board will consider a director independent for purposes of serving on our Audit Committee only if he or she:

•       has not accepted, directly or indirectly, any consulting, advisory, or other compensatory fees from OfficeMax, other than compensation for service as a director; and

•       is not an “affiliated person” of OfficeMax or any of its subsidiaries, as that term is defined by the SEC.

Our board will determine the independence of any director who has any other relationship with OfficeMax that is not covered by these standards. In particular, the board has considered the following relationships:

In 2006, a number of companies for which our directors also serve as officers or directors purchased office supplies from OfficeMax. None of these sales accounted individually for more than the greater of $1 million or 2% of our revenues or the purchasing entity’s revenue in 2006.

Additionally in 2006, we purchased a variety of goods and services from companies for which our directors also serve as officers or directors. These purchases were made in the ordinary course of business. None of these purchases accounted for more than the greater of $1 million or 2% of our revenues or the selling entity’s revenues in 2006, and none of these purchases are material to our business.

All of the transactions described above were entered into in the ordinary course of business and involved the purchase or provision of goods or services on a non-exclusive basis and at arms-length negotiated rates. Our board has determined that these transactions are not material relationships under the NYSE’s Corporate Governance Listing Standards and do not otherwise impair the independence of our directors.

Related Transactions

In addition, our Governance and Nominating Committee is required by its charter to review all related person transactions required to be disclosed by SEC rules on an ongoing basis, and all such transactions must be approved or ratified by the committee. In conducting its review, the committee’s charter states that the committee will consider the following factors: the nature of the related person’s interest in the transaction; whether the transaction involves standard prices, rates or charges or is otherwise on terms consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the company entering into the transaction with the related person (such as the absence of a similarly qualified unrelated party); whether the transaction might affect the status of a director as independent under the independence standards of the NYSE; and any other factors the committee may deem relevant with respect to the particular transaction. Any member of the committee who is a related person with respect to a transaction is recused from the review of the transaction.

Our board of directors unanimously recommends a vote “FOR” the election of the Board’s nominees identified above.

Director Compensation

The following table presents compensation information for the current independent members of our board of directors: Ms. Dorrit J. Bern and Ms. Francesca Ruiz de Luzuriaga, and Messrs.
Warren F. Bryant, Brian C. Cornell, Joseph M. DePinto, Rakesh Gangwal, Gary G. Michael, and David M. Szymanski. In addition, the table also includes compensation information for Mr. Monte R. Haymon, who resigned from the board in January 2007, and Mr. Edward E. Hagenlocker, Mr. A. William Reynolds, Ms. Jane E. Shaw and Ms. Carolyn M. Ticknor, who retired from the board or otherwise terminated board service in April 2006. Compensation for Mr. Sam K. Duncan is set forth in the Summary Compensation Table on page 37. Mr. Duncan does not receive compensation for service as a director.

DIRECTOR COMPENSATION
FOR FISCAL YEAR ENDED DECEMBER 30, 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
(a)	(b)	(c)	(f)	(h)
Dorrit J. Bern (1)	$47,500	$54,986	—	$102,486
Warren F. Bryant	$98,000	$54,986	$1,435	$154,421
Brian C. Cornell	$95,000	$54,986	$3,276	$153,262
Joseph M. DePinto (1)	$45,500	$54,986	—	$100,486
Rakesh Gangwal	$95,000	$54,986	—	$149,986
Edward E. Hagenlocker (1)	$23,750	—	$1,041	$24,791
Monte R. Haymon (1)	$100,000	$54,986 (4)	—	$154,986
Gary G. Michael	$112,000	$54,986	$6,314	$173,300
A. William Reynolds (1)	$22,750	—	$12,586	$35,336
Francesca Ruiz de Luzuriaga	$124,000	$54,986	$2,376	$181,362
Jane E. Shaw (1)	$20,250	—	$3,340	$23,590
David M. Szymanski	$97,500	$54,986	—	$152,486
Carolyn M. Ticknor (1)	$21,750	—	$6,367	$28,117

(1)            Dorrit J. Bern and Joseph M. DePinto joined the board in July 2006. Edward E. Hagenlocker, A. William Reynolds, Jane E. Shaw and Carolyn M. Ticknor retired from the board or otherwise terminated board service in April 2006. Monte R. Haymon resigned from the board in January 2007.

(2)            The figures in this column represent the aggregate dollar amount of compensation cost recognized with respect to the share based payments. Each non-employee director was granted 1,351 restricted stock units under the OfficeMax Incentive and Performance Plan on July 28, 2006. The restricted stock units (“RSUs”) vested on January 28, 2007 and are payable in common stock six months following a director’s date of termination of board service for any reason. The grant date fair value of each award is $54,986. See Note 16 “Shareholders’ Equity” to Notes to Consolidated Financial Statements for a discussion of the assumptions used by the company to calculate share based employee compensation expense as outlined in SFAS No. 123R in the company’s Annual Report on Form 10-K for the year ended December 30, 2006. As of December 30, 2006, the directors had the following outstanding equity awards. All vesting requirements have been met with respect to these outstanding securities:

Name	Outstanding Options	Outstanding RSUs
Dorrit J. Bern	—	2,307
Warren F. Bryant	387	3,952
Brian C. Cornell	—	4,282
Joseph M. DePinto	—	1,351
Rakesh Gangwal	19,287	3,952
Edward E. Hagenlocker	12,572	—
Monte R. Haymon	—	1,516
Gary G. Michael	11,981	3,952
A. William Reynolds	—	—
Francesca Ruiz de Luzuriaga	16,497	3,952
Jane E. Shaw	—	—
David M. Szymanski	—	4,282
Carolyn M. Ticknor	__	__

(3)            The figures in this column represent above market interest earned by directors who had balances in the Director Deferred Compensation Plan.

(4)            Mr. Haymon resigned from the board shortly prior to January 28, 2007, the vesting date of these restricted stock units. In February 2007, the executive compensation committee of the board granted Mr. Haymon a cash bonus of $60,225.26, which was approximately equal to the pro rata value of his forfeited restricted stock units.

Description of Director Compensation

Our current board members, except Mr. Duncan (who is an OfficeMax full-time employee), receive compensation for board service. In 2006, that compensation included:

Annual Retainer:	$51,000
Attendance Fees:	$2,000 for each board meeting $1,000 for each committee meeting Expenses related to attendance
Equity Based Compensation Award:	$55,000 annually

Directors who provided service for a portion of 2006 received a prorated portion of the annual retainer, attendance fees for the meetings they attended and an equity based compensation award as described below under “OfficeMax Incentive and Performance Plan.”

In addition to the compensation listed above, the chair of each committee of the board receives an additional retainer as compensation for his or her role as chair. In 2006, retainers for service as committee chairs were paid as follows: Ms. Ruiz de Luzuriaga, Audit Committee Chair, $30,000;

Mr. Michael, Lead Director and Committee of Outside Directors Chair, $20,000; Dr. Szymanski, Executive Compensation Committee Chair, $10,000; and Mr. Gangwal, Governance and Nominating Committee Chair, $10,000.

For 2007, the governance and nominating committee of the board recommended, and the board approved, an increase in the equity based compensation award from $55,000 annually to $75,000 annually and increased the retainer for the Chair of the Executive Compensation Committee to $20,000.

OfficeMax Incentive and Performance Plan

Through our shareholder-approved OfficeMax Incentive and Performance Plan (“OMIPP”), each non-employee director annually receives a form of long-term equity compensation approved by our Governance and Nominating Committee. Individuals who are non-employee directors at the time of the board meeting held in July receive the award on the regular grant date. Non-employee directors appointed between the July Board meeting and December 31 receive the full grant shortly after joining our board. In 2006, each non-employee director was to receive a grant of restricted stock units with a target fair market value of $55,000. On July 28, 2006, the grant date, the company’s closing stock price was $40.70, which resulted in an actual grant of restricted stock units with a fair market value of $54,986 because fractional shares are not issued. The restricted stock units vest six months after the date of grant and are payable six months following the date of termination of board service for any reason (or immediately upon death or disability). Restricted stock units are paid in shares of our common stock. Directors holding restricted stock units are not entitled to any voting rights with respect to the restricted stock units, but are entitled to receive notional dividends on the restricted stock units. These notional dividends are accumulated and paid in cash at the time the restricted stock units are paid.

Additional Director Compensation Plans

Our non-employee directors may choose to receive their meeting and retainer cash compensation in one of the following four ways:

A.    in cash;

B.   under the Director Deferred Compensation Plan;

C.   in stock options (awarded through the Director Stock Compensation Plan); or

D.   in restricted stock units (awarded through the OMIPP).

Non-employee directors must specify by December 31 of each year how much of their cash compensation for the following year they wish to receive in each available payment form.

Director Deferred Compensation Plan

Our Director Deferred Compensation Plan allows each non-employee director to defer all or a portion of the cash compensation he or she receives for services as a director. Non-employee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred under this plan are credited with interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances under this plan at the time the decision to defer compensation under the plan is made. Participants will receive payment in cash, in a lump sum or in annual installments, following the termination of their service on the board. In the event of a change in control of the company, as defined in the plan, a trust may pay our obligations under the Director

Deferred Compensation Plan. For more information on this trust, see “Other Compensation and Benefit Plans—Deferred Compensation - Deferred Compensation and Benefits Trust” beginning on page 46. Four of the thirteen eligible non-employee directors, Messrs. Cornell, Michael, Reynolds and Ms. Ticknor, participated in the Director Deferred Compensation Plan in 2006, and one of the eight eligible directors, Mr. Michael, has elected to participate in this plan in 2007. In 2006, following his retirement from the board, Mr. Reynolds received $9,572 in distributions under the Director Deferred Compensation Plan.

Stock Options (awarded through the Director Stock Compensation Plan)

Through our shareholder-approved Director Stock Compensation Plan, non-employee directors could elect in 2006 to receive part or all of their cash compensation in the form of stock options rather than cash. None of the thirteen eligible non-employee directors participated in the Director Stock Compensation Plan in 2006, and none of the eight eligible directors elected to participate in this plan in 2007. As a result of an amendment to the plan approved at the meeting of the executive compensation committee in February 2007 no further stock options grants will be made under the plan.

Restricted Stock Units (awarded through the OfficeMax Incentive and Performance Plan)

Through our shareholder approved OMIPP, non-employee directors can elect to receive part or all of their cash compensation in restricted stock units. Under this plan, restricted stock units are granted to participating directors on the last trading day of each calendar year. The number of restricted stock units granted to a participating director is determined by dividing the amount of cash compensation he or she elected to receive in restricted stock units by the closing price of our common stock as reported by the consolidated tape of the New York Stock Exchange on the last trading day of the calendar year. The restricted stock units vest six months after the date of grant and are payable six months after termination of a participating director’s service on the board. Restricted stock units are paid in shares of our common stock. Directors holding restricted stock units are not entitled to any voting rights with respect to the restricted stock units, but are entitled to receive notional dividends on the restricted stock units, which notional dividends are accumulated and paid in cash when the restricted stock units are paid. One of the thirteen eligible directors, Ms. Bern, elected to receive her cash compensation in restricted stock units under the OfficeMax Incentive and Performance Plan in 2006, and five of the eight eligible directors, Ms. Bern and Messrs. Bryant, Cornell, DePinto and Gangwal have elected to receive their cash compensation in restricted stock units in 2007.

Meetings of the Board

During 2006, our board of directors met thirteen times. In addition to meetings of the full board, directors also attended meetings of board committees. Overall, our directors had an attendance rate of 93%. All of the directors attended at least 84% of the meetings of the board and the committees on which they served, except Ms. Ticknor, who attended 70%, and Ms. Shaw, who attended 50%. Both Ms. Shaw and Ms. Ticknor retired from the board in April 2006.

While we do not have a formal policy requiring them to do so, we encourage our directors to attend our annual meeting. All of our directors, with the exception of Mr. Haymon, attended our 2006 annual meeting of shareholders.

The standing committees of the board of directors, with the membership indicated, are set forth in the table below.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Compensation Committee		Audit Committee		Governance and Nominating Committee
Dorrit J. Bern *	X		X		X
Warren F. Bryant *	X		X		X
Brian C. Cornell *	X				X		X
Joseph M. DePinto *	X				X		X
Sam K. Duncan
Rakesh Gangwal *	X		X				X	**
Gary G. Michael *	X	**	X				X
Francesca Ruiz de Luzuriaga *	X				X	**	X
David M. Szymanski *	X		X	**			X
2006 Meetings	2		7		12		6

(*)            Independent director within the definition used by the NYSE.

(**)     Committee chair.

Committee of Outside Directors

The Committee of Outside Directors is comprised solely of our independent directors and meets outside the presence of Mr. Duncan (our only management director). The committee reviews and evaluates our chief executive officer’s performance against his individual and corporate goals and strategies. The committee meets at least twice each year on a formal basis. The committee also meets on an ad hoc basis in conjunction with regularly scheduled board meetings.

The chair of our Committee of Outside Directors acts as the lead independent director for our board. Our lead independent director is responsible for:

•       convening and presiding at all meetings of the board at which the chairman is not present, including executive sessions of the independent directors;

•       coordinating the activities of our independent directors;

•       facilitating communications between the chairman of the board, chief executive officer, and other board members;

•       reviewing meeting agendas and schedules, as well as board materials, prior to board meetings;

•       consulting with the chairman of the board to assure that appropriate topics are being discussed with sufficient time allocated for each; and

•       reviewing the results of the chief executive officer’s performance evaluation with the chief executive officer and with the chair of the Executive Compensation Committee.

When performing these duties, our lead independent director consults with the chairs of our other board committees, as needed, to avoid any dilution of their authority or responsibility.

You may contact our independent directors in the manner set forth under “Governance and Nominating Committee—Communications with Directors.”

Executive Committee

In accordance with our Bylaws, the Executive Committee has and may exercise all powers the board may legally delegate. The committee is convened when circumstances do not allow the time, or when it is otherwise not practicable, for the entire board to meet. The committee consists of the chairman of the board and the chairs of the Audit Committee, Executive Compensation Committee, Governance and Nominating Committee, and the Committee of Outside Directors. In 2006, the Executive Committee did not meet.

Governance and Nominating Committee

The Governance and Nominating Committee, comprised entirely of directors meeting the independence requirements of the NYSE, is responsible for:

•       assisting the board in identifying and recommending qualified individuals for board membership;

•       recommending nominees for election at the annual meeting of shareholders;

•       reviewing the structure of each board committee and recommending the composition of each committee;

•       recommending the process to assess board and committee effectiveness;

•       developing our corporate governance guidelines;

•       reviewing director compensation and benefits;

•       recommending responses to shareholder proposals;

•       overseeing the evaluation of our senior management, except our chief executive officer; and

•       reviewing related person transactions.

Qualifications for Directors

The Governance and Nominating Committee has established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our shareholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our shareholders and us. In evaluating board candidates, the committee considers these qualifications as well as several other factors, including but not limited to:

•       demonstrated maturity and experience;

•       geographic balance;

•       expertise in business areas relevant to OfficeMax;

•       background as an educator in business, economics, or the sciences; and

•       diversity.

The committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the board does not wish to continue in service or if the committee decides not to nominate a member for reelection, the committee will review the desired skills and experience of a new nominee in light of the criteria set forth above.

The committee relies on management and director recommendations and the use of independent search firms when identifying potential board candidates. We also consider director candidates recommended by our shareholders.

The committee does not have a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the committee will consider shareholder nominations for directors (see “Other Information - Shareholder Nominations for Directors” beginning on page 61). OfficeMax has not received any shareholder nominations or recommendations for director in connection with our 2007 annual meeting.

Governance Guidelines

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. That information includes our Corporate Governance Guidelines, Code of Ethics, and charters for our Audit, Executive Compensation, and Governance and Nominating Committees, as well as our Committee of Outside Directors. The corporate governance page can be found at www.officemax.com by clicking on “About Us,” then “Investors,” and then “Corporate Governance.” You also may obtain copies of these policies and codes by contacting our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, or by calling 630/864-6800.

Our policies and practices reflect corporate governance initiatives that comply with the NYSE listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act, including:

•       our board of directors adopted clear corporate governance policies, including independence standards for determining director independence;

•       with the exception of Mr. Duncan, our chairman of the board and chief executive officer, OfficeMax’s board has determined that all of our directors meet the independence requirements of the NYSE;

•       all members of our Audit, Executive Compensation, and Governance and Nominating Committees are independent;

•       our board committee charters clearly establish their respective roles and responsibilities;

•       our non-management directors meet at least twice a year without management present, under the direction of our lead independent director;

•       we have a Code of Ethics that applies to all OfficeMax directors, officers, employees, associates, and agents and to any company that we own or manage;

•       our internal audit function maintains critical oversight over the key areas of our business, financial processes, and controls, and reports regularly to our Audit Committee;

•       we have a toll-free reporting service available that permits employees to report violations of our Code of Ethics or other issues of significant concern on a confidential basis; and

•       callers on our toll-free reporting service may request that an issue relating to accounting, internal accounting, internal controls, or auditing be reported to the Audit Committee.

Communications with Directors

Shareholders and other interested parties may send correspondence to our board of directors or to any individual director through the following address: OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville, Illinois 60563. You also may correspond with our directors by email at boardofdirectors@officemax.com. You should direct concerns about accounting controls or auditing matters to the chair of the Audit Committee at the same address. We will forward all communications to the person(s) to whom they are addressed. All correspondence will also be referred to our lead director. While we do not screen these communications, copies also will be forwarded to our general counsel and our corporate secretary.

Audit Committee Report

The Audit Committee of the board of directors oversees our accounting and financial reporting processes, audits of OfficeMax’s financial statements, the system of internal controls established by management related to accounting, financial reporting, disclosure, and ethics and the integrity of OfficeMax’s financial statements. The committee also assists the board in the oversight of OfficeMax’s compliance with legal and regulatory requirements; the evaluation of the independence, performance, and qualifications of the independent public accounting firm; and the performance of OfficeMax’s internal audit function. It is comprised entirely of independent directors as required by the NYSE listing standards and by its own written charter. All of the committee members are “financially literate,” and Ms. Ruiz de Luzuriaga, the committee chair, and Ms. Bern qualify as “audit committee financial experts” as defined by the SEC.

The Audit Committee, formed in 1969, has had a charter since 1973. The committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or NYSE listing standards.

Audit Committee Responsibilities

The Audit Committee’s responsibilities include:

•       discussing with management and the independent registered public accounting firm OfficeMax’s annual audited financial statements and unaudited quarterly financial statements, including matters required for review under applicable legal, regulatory, or NYSE requirements and recommending inclusion of the audited financial statements in OfficeMax’s Annual Report on Form 10-K;

•       discussing with management and the independent registered public accounting firm, as appropriate, earnings press releases, analyst and rating agency guidance, and other financial information provided to the public;

•       recommending, for shareholder approval, the independent registered public accounting firm to examine OfficeMax’s accounts, financial statements and internal control over financial reporting;

•       discussing with management and the independent registered public accounting firm, as appropriate, any audit problems or difficulties and management’s response, as well as OfficeMax’s risk assessment and risk management policies;

•       reviewing OfficeMax’s financial reporting and accounting standards and principles, significant changes in those standards or principles or in their application, and the key accounting decisions affecting OfficeMax’s financial statements;

•       reviewing and approving OfficeMax’s internal audit function, including (i) purpose, authority, and organizational reporting lines and (ii) annual audit plan, budget, and staffing;

•       reviewing, with the chief financial officer, controller, director of internal audit, or others, OfficeMax’s internal system of audit, financial, and disclosure controls, and the results of internal audits;

•       obtaining and reviewing, at least annually, a written report from the independent registered public accounting firm delineating the accounting firm’s internal quality-control procedures and any material issues raised within the preceding five years by the accounting firm’s internal quality-control review, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm;

•       assessing auditor independence and absence of conflicts of interest by reviewing, at least annually, all relationships between the independent registered public accounting firm and OfficeMax;

•       preparing and publishing an annual committee report in OfficeMax’s proxy statement;

•       setting policies for hiring employees or former employees of OfficeMax’s independent registered public accounting firm;

•       reviewing and investigating matters pertaining to management’s integrity, including conflicts of interest or adherence to codes of ethics as required in OfficeMax’s policies; and

•       establishing procedures concerning the submission, receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or audit matters.

The committee, or an authorized committee member, must also preapprove any audit and permitted nonaudit services provided to OfficeMax by its independent registered public accounting firm, KPMG LLP.

Audit, Audit-Related, and Other Nonaudit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of KPMG LLP. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by KPMG LLP.

Prior to engagement of KPMG LLP for the next year’s audit, management or KPMG LLP will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.                Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only KPMG LLP can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.                Audit-Related services are for assurance and related services that are traditionally performed by KPMG LLP, including employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.                Tax services include all services, except those services specifically related to the audit of the financial statements, performed by KPMG LLP’s tax personnel, including tax analysis, assisting with coordination of execution of tax-related activities, supporting other tax-related regulatory requirements, and tax compliance and reporting.

4.                All Other services are those services not captured in the audit, audit-related or tax categories. The company generally does not request such services from KPMG LLP.

Prior to engagement, the Audit Committee pre-approves KPMG LLP services within each category. The fees are budgeted and the Audit Committee requires KPMG LLP and management to report actual fees versus the budget periodically throughout the year by category of service.

During the year, circumstances may arise when it may become necessary to engage KPMG LLP for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging KPMG LLP. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its chair the authority to amend or modify the list of approved permissible audit and nonaudit services and fees. For informational purposes only, the chair reports any action taken pursuant to this authority at the next Audit Committee meeting. The committee believes this approach results in an effective procedure to pre-approve services to be performed by KPMG LLP.

The company did not use KPMG LLP for any of the following nonaudit services in 2006:

•       bookkeeping or other services related to our accounting records or financial statements;

•       financial information systems design and implementation;

•       appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•       actuarial services;

•       internal audit outsourcing services;

•       management functions or human resources;

•       broker or dealer, investment adviser, or investment banking services; or

•       legal services and expert services unrelated to the audit.

Based on its review, the committee believes that KPMG LLP’s provision of nonaudit services is compatible with maintaining its independence.

Financial Statement Recommendation

The Audit Committee is responsible for recommending to the board that the company’s audited financial statements be included in its Form 10-K. The committee took a number of steps in making this recommendation for 2006, including discussing with KPMG LLP the:

•       conduct of the audit, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees;

•       auditors’ independence, including receipt of a letter from KPMG LLP regarding its independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•       audit of management’s assessment of the effectiveness of internal control over financial reporting and KPMG LLP’s own audit of the effectiveness of internal controls over financial reporting.

As the final step to this procedure, the Audit Committee reviewed and discussed with KPMG LLP and management the company’s audited consolidated balance sheet at December 30, 2006, and its audited consolidated statements of income (loss), cash flows, and shareholders’ equity for the year ended December 30, 2006.

Based on the discussions with OfficeMax’s management regarding the audited financial statements and with KPMG LLP regarding its audit and independence, the Audit Committee recommended to the board that these financial statements be included in the company’s 2006 Form 10-K.

Audit Committee of the Board of Directors

Francesca Ruiz de Luzuriaga, Chair
Dorrit J. Bern
Warren F. Bryant
Brian C. Cornell
Joseph M. DePinto

Executive Compensation Committee Report

The Executive Compensation Committee of the board of directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of the NYSE. The board established this committee to discharge the board’s responsibilities relating to compensation of the company’s chief executive officer and each of the company’s other executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the chief executive officer and other executive officers. The committee has reviewed and discussed the information appearing below under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Executive Compensation Committee of the Board of Directors

David M. Szymanski, Chair
Dorrit J. Bern
Warren F. Bryant
Rakesh Gangwal
Gary G. Michael

Compensation Discussion and Analysis

Overview

The Executive Compensation Committee (referred to as the committee in the remainder of this section) and management base their executive compensation policies and decisions with respect to our named executive officers on achievement of the following objectives:

•       align compensation with our performance on both a short-term and long-term basis;

•       attract, motivate, reward, and retain management talent critical to achieving our business goals; and

•       encourage ownership of our common stock to create commonality of interest between executive officers and shareholders.

In order to achieve these objectives, the committee and management have implemented a compensation program that generally includes the following material components:

•       base salary;

•       annual performance-based incentive compensation;

•       long-term performance-based incentive compensation; and

•       other compensation and benefit plans.

We describe each of these components in more detail below, including their relationship to the objectives outlined above.

Independent Consultant to the Executive Compensation Committee

The committee has the authority under its charter to retain compensation consultants to assist the committee. In accordance with this authority, the committee engages Frederic W. Cook & Co. (referred to in the rest of this section as Cook) as its independent outside compensation consultant to advise it on matters related to chief executive officer and other executive compensation. Cook does not provide any other services to us, or advise management, and only interacts with management with the express permission of the committee. Representatives of Cook attended all but one committee meeting in 2006.

Management Consultant

Management engages other consultants as needed in order to provide calculations, recommendations and market data. To provide a foundation for executive compensation decisions, management engages Hewitt Associates (referred to in the rest of this section as Hewitt) to conduct an annual survey of the base salary, short-term incentives, annual targeted total cash compensation, long-term incentives, and annual targeted net total compensation paid by a peer group of companies.

The peer group is reviewed annually and includes approximately 21 companies identified initially by Hewitt and management and finalized after discussions with the committee chair and the committee. The committee consults with Cook on the composition of the peer group. The peer group includes competitors, leading retailers, and business to business distributors that have submitted their compensation data to Hewitt. We believe these companies are likely to compete with us for executive talent. Because the Hewitt database is limited in the number of same-sized companies participating in the survey, companies that are smaller or larger than us are included in the peer group so that a reasonable number of companies is available for statistical analysis. The compensation data is then adjusted based on total revenues. The peer group used in evaluating 2006 compensation levels consisted of the following companies:

Auto Zone, Inc.	Longs Drug Stores, Inc.
BJ’s Wholesale Club, Inc.	Newell Rubbermaid Inc.
Best Buy Co., Inc.	Office Depot, Inc.
CDW Corporation	Petco Animal Supplies, Inc.
Circuit City Stores, Inc.	PetSmart, Inc.
Corporate Express, Inc.	Staples, Inc.
CVS Corporation	Target Corporation
Federal-Mogul Corporation	Toys R Us, Inc.
FedEx Kinko’s Office and Print Center	True Value Company
The Home Depot, Inc.	United Stationers, Inc.
J. C. Penney Company	Walgreen Co.
L. L. Bean Incorporated	W. W. Grainger, Inc.
Linens’n Things, Inc.

For purposes of evaluating 2007 compensation levels, ten companies were removed from the above peer group because they no longer participated in Hewitt’s annual compensation survey or because the committee considered them overly dissimilar to us. Six of the ten companies removed were replaced by six others for which data is available. The changes were as follows:

Companies Added	Companies Removed
Charming Shoppes, Inc.	BJ’s Wholesale Club, Inc	.
Dollar General Corporation	Best Buy Co., Inc.
Kohl’s Corporation	Circuit City Stores, Inc.
The Pantry Inc.	CVS Corporation
The Sports Authority, Inc.	FedEx Kinko’s Office and Print Center
Williams-Sonoma, Inc.	The Home Depot, Inc.
PetSmart, Inc.
Target Corporation
True Value Company
Walgreen Co.

The study represents a source of market-based information to provide a basis for executive compensation decisions by the committee.

Base Salary

The committee and management believe that competitive base salaries are necessary to attract and retain management talent critical to achieving our business goals. The committee and management annually review the salary range and salary grades for all elected officer positions, referring to the Hewitt survey to provide insight into appropriate levels. Cook reviews this analysis on behalf of the committee and provides independent data as requested by the committee. The midpoint of the range for each grade, which is the target salary for officers in that grade, is calculated to approximate the median salary for equivalent positions at the peer group companies, after adjusting for size difference in revenues between us and each peer group company. The committee and management also make comparisons to similar OfficeMax positions in circumstances where the executive position does not exist in the peer group.

Annually, the executive vice president of human resources, in conjunction with the vice president of compensation and benefits, recommends a salary for each elected officer (except for the chief executive officer). With respect to elected officers reporting directly to the chief executive officer, the Hewitt survey information and recommended salaries are presented to the chief executive officer. With respect to elected officers not reporting directly to the chief executive officer the process is the same, except the supervising elected officer reviews and provides input to the executive vice president of human resources prior to the presentation of the recommended salaries to the chief executive officer. After reviewing this information, the chief executive officer makes salary recommendations to the committee. Cook is present at the committee meeting to provide input on the recommendations. The committee approves the compensation for each of the named executive officers and all other elected officers. The salary of an elected officer may be established above or below the target for that individual’s position, based on his or her level of responsibility, performance against individual annual performance goals, years of experience, and considerations of fairness and comparability within the company. The base salaries for all named executive officers other than the chief executive officer and the chief financial officer were established following the procedures described above and are set forth in the Summary Compensation Table on page 37.

The committee also reviews and may adjust salaries at the time of promotions or other significant increases in executive responsibilities, based on the considerations described above.

The base salary of our chief executive officer, Sam Duncan, was initially established at $850,000 in April 2005, when he joined the company, pursuant to the terms of his employment agreement. In February 2006, the committee approved an increase in Mr. Duncan’s base salary to $900,000, effective in April 2006. This resulted in Mr. Duncan’s base salary remaining below the midpoint of the salary range for chief executive officers of peer companies in the Hewitt survey. The committee approved the 2006 increase in recognition of Mr. Duncan’s impact on the strategic direction of the company and our improved operating results. In February 2007, following a discussion of Mr. Duncan’s current salary, as well as the other items of compensation that have been granted to Mr. Duncan, the committee approved an increase in Mr. Duncan’s salary to $1,000,000, effective as of April 1, 2007, in recognition of Mr. Duncan’s impact on the company’s operating results and his implementation of a complicated turnaround plan in a short time frame.

Our chief financial officer, Don Civgin, joined the company in October 2005, at which time he entered into a letter agreement establishing his base salary at $475,000. In February 2006, the committee awarded Mr. Civgin a 2.1% increase in base salary to $485,000 in recognition of his performance. In February 2007, the committee approved an increase in Mr. Civgin’s salary to $520,000, effective as of April 1, 2007. The chief executive officer recommended this increase for Mr. Civgin based on his accomplishments during his first year, including achievement of goals in the management of our finance function and his impact on our improved operating results.

The committee also approved increases for Messrs. DePaul, Rowsey and Vero to $313,500, $538,000 and $518,000, respectively, effective April 1, 2007.

Annual Incentive Compensation (Bonus)

The committee provides for annual incentive compensation bonuses in order to tie a significant portion of annual compensation to our annual financial performance. Each year the committee establishes bonus targets that are expressed as a percentage of salary, objective performance criteria that must be met in order for bonuses to be paid, and other terms and conditions of awards under the bonus program. No annual incentive awards will be earned or paid unless the minimum performance goals are achieved and the company has net income. Each of these components is described below. The committee typically approves annual incentive bonus criteria in February, in order to comply with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (referred to in the rest of this section as Section 162(m)), which requires that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as “performance-based” compensation and thereby allows the awards granted to the CEO and other named executive officers to be tax deductible by us.

In 2006, the committee approved the following performance criteria applicable to all named executive officers: company return on sales, same location sales growth, and earnings before interest and taxes (which we refer to as EBIT Dollars). These financial measures were weighted as follows for 2006:  EBIT Dollars 50%, return on sales 25%, and same location sales growth 25%. The performance criteria set for 2006 were aligned with our 2006 strategic plan. These measures and the individual weightings were selected by the committee to ensure an appropriate focus on growth and profitability, with EBIT Dollars weighted most heavily because it is most indicative of our success in executing our strategic plan and reinforced the objective of increasing our overall profitability. Return on sales measures the efficiency of our execution and sales growth promotes positive marketplace expansion of the business, each of which are critical to achieving sustained and profitable growth as well as the efficient use of capital. Given our 2005 performance, the committee felt it important to place greater relative emphasis on EBIT Dollars in 2006 and therefore weighted EBIT Dollars more heavily. The committee chose targets for each measure which would be obtainable if associates executed the strategies articulated by the company and produced material improvements in operating results and which the committee believed would increase shareholder value when met. The improvement in operating results required to reach the targets was significantly in excess of 2005 operating results and was dependent on successful completion of numerous initiatives designed to increase efficiency, reduce cost, and deliver a better customer experience.

The committee generally attempts to align target bonuses for each elected officer with the median rate for equivalent positions at peer group companies. Target bonus amounts are specified as a percentage of the elected officer’s base salary. In 2006, target bonus amounts for our named executive officers ranged from 50% to 100% of base salary, depending on position, and were payable in cash. Depending on the achievement of the objective performance goals, an elected officer’s actual payout is typically either above or below the targeted amount. The maximum potential award for any participant, including the named executive officers, was 225% of base salary. See the table “Grants of Plan-Based Awards for Fiscal Year Ended December 30, 2006” for the minimum, target and maximum awards for each of our named executive officers. The committee also has the discretion to reduce or eliminate an award regardless of whether the performance goals applicable to the elected officer’s bonus have been achieved. The committee did not exercise this discretion in 2006.

Mr. Duncan’s employment agreement states that his annual target bonus will equal at least 100% of his annual base salary in effect at the beginning of the applicable fiscal year, with a maximum potential award equal to 225% of his annual base salary. Notwithstanding the performance goals, Mr. Duncan’s Agreement provided that, for 2005 only, he was to receive a minimum award of 100% of his base salary. For future years, however, no award will be earned or paid under the Agreement unless the minimum performance goals are achieved and the company has net income.

Pursuant to his letter agreement, Mr. Civgin is eligible to participate in the company’s annual cash incentive compensation plan. Mr. Civgin’s agreement states that his annual target bonus will equal at least 55% of his annual base salary in effect at the beginning of the applicable fiscal year.

In 2006, we exceeded the target return on sales goal and the target EBIT Dollar goal; but the minimum same location sales growth goal was not achieved. The table below indicates the 2006 bonus target as well as the actual bonus received by each named executive officer, shown as a percentage of target, as a percentage of his salary and in dollars:

Name	Target (as % of base Salary)	Actual bonus (as % of base)	% of Target	Amount Earned ($)
Sam Duncan	100%	156%	156%	$1,404,000
Don Civgin	55%	86%	156%	$416,130
Phillip DePaul	50%	78%	156%	$234,000
Michael Rowsey	65%	101%	156%	$527,280
Ryan Vero	55%	86%	156%	$429,000

In February 2007, the committee approved the performance criteria, bonus targets and design for the 2007 annual incentive compensation plan. For the reasons stated above, the committee retained EBIT Dollars, return on sales, and same location sales growth as objective performance criteria. Because the same location sales growth goal was not met in 2006, the committee increased the relative weighting of that goal to one-third, increased the weighting of the return on sales goal to one-third and reduced the weighting of the EBIT Dollars goal to one-third, to emphasize the equal importance attached to achievement of sales growth and to create greater management focus on achieving targeted goals. The performance criteria and the weighting of those criteria are intended to motivate and reward eligible officers to strive for continued financial improvement for the company, consistent with increasing shareholder value. The committee chose targets which require, in part, revenue growth that is in excess of expected U.S. baseline economic growth. In addition, as with our

2006 targets, achievement of the 2007 targets will require an improvement in our operating results in excess of our 2006 results, and which the committee believes will increase shareholder value when met, while taking into account that further year over year incremental improvement in operating results becomes more difficult as operating results improve. As was the case in 2006, achievement of the 2007 targets will be dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs, and deliver a better customer experience. To receive an award, participants must be employed by the company on or before September 30 of the plan year, must be employed by the company for a minimum of 90 days during the plan year and, subject to certain exceptions, must be employed by the company at the time of award payment. In addition, no award will be earned or paid if the company does not have net income for the award period or the participant is performing at an unsatisfactory performance level.

Long-Term Incentive Compensation (Equity Awards)

The committee provides long-term incentives in the form of various types of equity awards, in order to serve several of the compensation objectives. First, the committee believes that equity awards, in tandem with our executive stock ownership guidelines described below, encourage ownership of our common stock by elected officers, which in turn aligns the interest of those officers with our shareholders. In addition, the vesting provisions applicable to the awards help retain eligible officers and encourage a focus on company long-term performance.

The OfficeMax Incentive and Performance Plan (which we refer to as the OMIPP) was adopted by our shareholders. The OMIPP permits the grant of annual incentive awards, stock, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights (SARs), traditional stock options, and a variety of performance-based stock options. This plan gives the committee flexibility in choosing among these awards to provide competitive long-term incentive compensation.

Annually, the committee approves the plan design of the long-term incentive program for the upcoming year. Management discusses the initial program elements prior to presenting them to our chief executive officer for further review and recommendation to the committee for approval. This includes the type of equity award to be granted as well as the size of the award for elected officers. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that will apply, the committee considers the strategic goals of the company, trends in corporate governance, accounting impact, tax-deductibility, cash flow considerations, the impact on the company’s earnings per share and the number of shares that would be required to be allocated for the award. Throughout the process, Cook is informed and provides ongoing feedback to the committee and management (at the committee’s request).

After consideration of the long-term incentive award data presented in the annual survey conducted by Hewitt, the committee develops long-term incentive award targets for the upcoming fiscal year, expressed as a multiple of salary. The salary multiple is then applied to the elected officer’s base salary to determine the size of the award. The committee considers whether the awards are comparable to similar awards provided by the peer group as well as similar awards previously offered by the company, each of which are important criteria in ensuring a competitive program that supports attraction and retention objectives and also results in a reasonable and sustainable level of potential share dilution and cost.

In general, the committee grants long-term incentive compensation awards one time per year, typically in February, in order to comply with the provisions of Section 162(m), which requires that performance metrics be set within 90 days of the commencement of the performance period. Compliance with Section 162(m) enables the awards to qualify as “performance-based”

compensation and thereby allow awards granted to the CEO and other named executive officers to be tax deductible by us.

For 2006, management recommended and the committee approved a grant of performance-based restricted stock units as the only type of long-term incentive compensation award. The grant was designed to support the company’s strategic plan and reward elected officers if our financial performance improves over a two-year period. In addition, performance-based restricted stock units support our financial efficiency objectives as their cost is variable and is only incurred by us to the extent operating goals are achieved. Receipt of the restricted stock units pursuant to the awards is based on the company’s achievement of a return on net asset minimum measure for fiscal years 2006 and 2007 and a two-year cumulative EBIT measure for fiscal years 2006 and 2007. The final number of restricted stock units issued will be adjusted based on company return on sales for each of the fiscal years 2006 and 2007. If the EBIT Dollar and return on net asset goals are achieved, one half of the awards will vest on February 8, 2008, subject to adjustment based on 2006 return on sales, and the other half will vest on February 8, 2009, subject to adjustment based on 2007 return on sales.

The three metrics chosen, EBIT Dollars, return on net assets and return on sales, were recommended by management and approved by the committee. The committee believed that these performance metrics were aligned with our 2006 strategic plan. The committee approved a 24-month combined performance period with specific measures applicable to each of the two 12-month performance periods because of the difficulty of setting multi-year targets with precision during our restructuring activities. The delayed distribution of a portion of the earned restricted stock units following the performance period enhances the retention value of the compensation program. The committee chose targets for each measure which would be obtainable if associates executed the strategies articulated by the company and produced material improvements in operating results and which the committee believed would increase shareholder value when met. The improvement in operating results required to reach the targets was significantly in excess of 2005 operating results and was dependent on successful completion of numerous initiatives designed to increase efficiency, reduce costs, and deliver a better customer experience. The committee believes that performance metrics applicable to long-term incentive awards are particularly critical to encourage forward planning for our success. The committee intends to continue to align the metrics for future long-term incentive compensation programs with our strategic goals as they evolve.

For 2006, target long-term incentive awards for our executive officers ranged from 100% to 350% of base salary. Under his employment agreement, we are required to grant Mr. Duncan for each subsequent year he is employed during the term of his agreement, long-term incentive compensation awards with a present value (as determined by the committee) approximately equal to 350% of Mr. Duncan’s then-current annual base salary. The committee believes these awards appropriately emphasize the importance of long-term performance and align Mr. Duncan’s interests with those of our shareholders, while taking into account the other elements of his compensation. These awards may consist of equity awards, long-term cash awards or other forms of long-term incentive compensation, and will have such other terms and conditions as the committee determines. The executive’s actual payout can vary from the targeted amount depending on the achievement of the objective performance goals, as well as changes in the value of the shares underlying the grant that occur between the grant date and payout. The maximum potential award for any participant, including the named executive officers, was 150% of the target award, expressed as a number of shares. For each of our named executive officers, see the table “Grants of Plan-Based Awards for Fiscal Year Ended December 30, 2006” for the minimum, target and maximum awards.

At its meeting on February 14, 2007, the committee established long-term incentive awards of restricted stock units for fiscal year 2007. Awards were approved in the following amounts for the following executive officers of the company: Sam K. Duncan, 59,300 restricted stock units; Don Civgin, 15,980 restricted stock units; Michael D. Rowsey, 19,580 restricted stock units; Ryan T. Vero,

16,470 restricted stock units; and Phillip P. DePaul, 5,650 restricted stock units. Receipt of the restricted stock units pursuant to the awards is based on the company’s achievement of a return on net asset minimum measure for fiscal years 2007 and 2008 and a two-year cumulative EBIT measure for fiscal years 2007 and 2008 with the final amounts adjusted based on company return on sales for fiscal years 2007 and 2008. The committee chose targets which require, in part, revenue growth that is in excess of expected U.S. baseline economic growth. In addition, as with our 2006 targets, achievement of the 2007 targets will require an improvement in our operating results in excess of our 2006 results, and which the committee believes will increase shareholder value when met, while taking into account that further year over year incremental improvement in operating results becomes more difficult as operating results improve. As was the case in 2006, achievement of the 2007 targets will be dependent on the successful completion of numerous initiatives designed to increase efficiency, reduce costs, and deliver a better customer experience. If paid, one half of the units will vest and be paid in February 2009 and the remaining half of the units will vest and be paid in February 2010. Units are paid in shares of company common stock. The form of the RSU Award Agreement provides that participants must be employed by the company in order for the restricted stock units to vest (subject to exceptions in certain circumstances including involuntary termination, death, disability or retirement, in which case a pro rata amount of restricted stock units will vest on termination if the participant was employed with the company for a minimum of six months during fiscal years 2007 or 2008). Units may not be sold or transferred prior to vesting. In addition, recipients of the units do not receive dividends and do not have voting rights until the units vest.

Retention Programs

In March 2005, the committee implemented a retention program because of extraordinary events at the company, including the Boise Cascade Corporation acquisition of OfficeMax, Inc. in late 2003, the divestiture of the forest products assets of Boise Cascade Corporation in late 2004 (after which our name was changed from Boise Cascade Corporation to OfficeMax Incorporated), a financial investigation and the departures of our chief executive officer, chief financial officer and president of retail operations in late 2004 and early 2005. This program was designed to retain key executives in order to provide stability within the organization. Each retention award included two elements, a cash award paid in 2006, and an award of time-vesting restricted stock that will vest on March 16, 2007. The committee determined the type and size of the awards by:

•       taking into account each individual’s salary range and responsibilities;

•       analyzing peer group companies’ competitive compensation; and

•       considering Cook’s recommendations.

The magnitude of the total award was intended to be significant in comparison to each elected officer’s salary to ensure a meaningful incentive to remain employed. The cash component was intended to ensure retention of executives over the near-term and the restricted stock component was intended to promote longer-term retention and tie the value of the award to changes in shareholder value.

To implement the first element of the retention award, the committee adopted the OfficeMax Cash Incentive Plan (the “CIP”) and approved grants of cash incentive awards to certain of the elected officers. These awards vested on March 11, 2006, for those elected officers still employed by us on that date. Upon vesting, the awards were paid in cash. Mr. Duncan and Mr. Civgin did not receive any awards because they were hired after the program commenced. The following named executive officers received payouts under the CIP in 2006 as follows: Mr. DePaul, $122,500, Mr. Rowsey $412,500 and Mr. Vero $297,000.

The second element of the retention program was the issuance of time-vesting restricted stock under the OMIPP in March 2005.

The 2005 restricted stock unit grants will vest 100% on March 16, 2007, the second anniversary of the grant date, for participants who are employed by the company on that date. Upon vesting, the units will be distributed in shares of company common stock. The units do not have voting or dividend rights prior to vesting.

The retention program was a key component in retaining the management critical to the success of the company. We currently have no plans to grant additional retention awards.

Other Compensation Arrangements

On April 14, 2005, we entered into an employment agreement with Mr. Duncan, who became our chief executive officer on April 18, 2005. Mr. Duncan was subsequently appointed chairman of our board of directors on June 30, 2005. You can read more about Mr. Duncan’s agreement throughout “Compensation Disclosure and Analysis” beginning on page 23 and under “Estimated Termination Benefits—Mr. Duncan” beginning on page 50.

On September 19, 2005, we entered into a letter agreement with Mr. Civgin effective October 3, 2005, to serve as our executive vice president, finance and to assume the position of chief financial officer. You can read more about Mr. Civgin’s agreement throughout “Compensation Disclosure and Analysis” beginning on page 23 and under “Estimated Termination Benefits—Mr. Civgin” beginning on page 53.

In 2005, the committee awarded Mr. Duncan 50,000 restricted stock units and stock options on 250,000 shares of our common stock. Also in 2005, the committee awarded Mr. Civgin 38,000 restricted stock units and stock options on 50,200 shares of our common stock. Each of these awards was made pursuant to the officer’s agreement with us. The terms applicable to these restricted stock units and stock options are discussed in the Award Tables beginning on page 38.

In addition, pursuant to employment agreements entered into by Messrs. Vero and DePaul upon joining us at the time of the OfficeMax, Inc. acquisition in 2003, each received cash retention payments in 2004, 2005 and 2006. The purpose of the incentives was to encourage these individuals to remain with us during the transition period following the acquisition. Mr. Vero received $130,000, $130,000 and $390,000 in 2004, 2005 and 2006, respectively, pursuant to these provisions, and Mr. DePaul received $39,000, $39,000 and $117,000 in 2004, 2005 and 2006, respectively. The agreements terminated on December 10, 2006. Payments pursuant to the agreements were separate from and in addition to the retention awards described on page 31 under “Retention Programs.”

Other Benefit Programs

Officers with the title of senior vice president or higher are eligible to participate in our Executive Life Insurance Program, which was adopted by the committee in February 2005. Participants receive a life insurance policy with an insurance amount equal to two times their base salary from a designated insurance carrier (or three times base salary, in the case of the chief executive officer). Policy premiums, subject to some limitations, will be paid by us and will be treated as taxable compensation to the participants. Upon termination of the participant’s employment, the policy remains in force until the end of the current policy period and we will not renew the policy on the next anniversary date.

Officers with the title of senior vice president or higher are eligible to participate in the Officer Annual Physical Program, which was adopted by the committee in 2005. Under the program, we reimburse participating officers the costs of an annual physical examination, up to a maximum of

$1,000 each calendar year. Reimbursements will be treated as taxable income to the officer but will be grossed up for applicable taxes (subject to the $1,000 overall annual maximum).

Officers with the title of senior vice president or higher are eligible to participate in our Financial Counseling Program, which the committee adopted in 2005. Under the program, we reimburse participating officers for investment planning, tax preparation, tax planning and compliance, and estate planning. Participants may be reimbursed up to a maximum of $5,000 each calendar year. In addition, unused amounts up to $5,000 may carry forward from year to year. Reimbursements will be treated as taxable income to the officer and will be grossed up for applicable taxes (subject to the $5,000 overall annual maximum). The committee believes that these programs are competitive within our industry and the expense of these programs is offset by their attraction and retention value.

Stock Ownership Guidelines

Officers

The committee has established stock ownership guidelines for certain officers. The guidelines are intended to increase the stake these officers hold in us and to more closely align their interests with those of our shareholders. The guidelines provide that:

•       the chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

•       the president and each executive vice president should acquire and maintain stock ownership equal in value to three times his or her base salary;

•       each senior vice president should acquire and maintain stock ownership equal in value to twice his or her base salary; and

•       each vice president should acquire and maintain stock ownership equal in value to his or her base salary.

In determining the appropriate stock ownership levels, the committee consulted market studies by Hewitt and Cook detailing best practices among a peer group and general industry practices regarding stock ownership guidelines. Stock held directly, vested restricted stock, and stock units held indirectly through our Savings Plan and under our deferred compensation plan are taken into consideration when calculating whether an officer has met his or her stock ownership guidelines. Unvested restricted stock units and stock options are not included in determining ownership levels. Annually, management provides a report to the committee regarding the number and value of the shares held by each officer subject to the guidelines. All of the officers subject to the guidelines are making progress toward satisfying the applicable guideline. Following the vesting of restricted stock units or the exercise of options, officers subject to the guidelines are expected to retain at least 50% of the net value of shares received (after payment of income tax withholding and, if applicable, exercise price). This policy applies to grants made in 2005 and later for named executive officers. As of December 30, 2006 our chief executive officer held 0.81 times his salary, our chief financial officer held 1.3 times his salary, and the other named executive officers, Mr. DePaul, Mr. Rowsey and Mr. Vero held 0.21, 0.75, and 0.24 times their respective salaries.

Directors

In 2005, the Governance and Nominating Committee established stock ownership guidelines for directors. These guidelines are intended to increase the directors’ stake in us and more closely align their interests with those of our shareholders. These guidelines provide that over a four-year period directors should acquire and maintain stock ownership equal to three times the annual retainer amount. All shares owned outright by a director, unvested restricted stock, and stock options, whether obtained through board membership or otherwise, are taken into consideration in determining whether a director has met these guidelines. For purposes of calculating stock ownership, shares shall be valued at the greater of fair market value at the time of purchase or time of test for fulfillment of the guidelines. Stock options shall be valued at the excess of the market price of the underlying stock over the exercise price. Directors are only required to fulfill the guidelines once and not on a continuing basis.

Deferral Plans

Our Non-Qualified Executive Savings Deferral Plan and our 2005 Deferred Compensation Plan are each described beginning on page 45. The purpose of these plans is to permit participants to defer amounts that would otherwise be payable in cash and taxable on an immediate basis and to provide matching contributions that are not permissible under our Qualified Savings Plan as a result of IRS limits. The plans thereby support attraction and retention objectives by providing a competitive benefit that is tax-efficient to the participant. The plans also support our succession planning strategy by enabling participants to accumulate sufficient retirement savings, thereby promoting an orderly succession of management talent, which is particularly important as a result of the freezing of our pension plans.

Pension Plans

Our pension plan for salaried employees, described on page 47, was frozen as of December 31, 2003, and employees hired on or after November 1, 2003 are not eligible to participate in the plan. Only one of our named executive officers, Mr. Rowsey, is eligible to participate in this plan, and his benefits have been frozen at approximately $30,000 annually upon retirement, although he may elect at that time to take a lump sum payment of these benefits. The plan was frozen primarily because management believed it represented a significant expense to the company, was not necessary for attracting or retaining executive talent, and was not prevalent in our industry.

Officers who are eligible to participate in the pension plan for salaried employees and who were elected prior to October 1, 2004 are also eligible to participate in a supplemental early retirement plan (SERP) for executive officers. Only one of our named executive officers, Mr. Rowsey, is eligible should he eventually meet all the requirements for plan participation as described on page 47. The present value of Mr. Rowsey’s benefits is $201,802. None of our other named executive officers are eligible to participate in the SERP.

As described on page 47, Mr. Duncan’s employment agreement provides that if he is employed by us on the fifth anniversary of his first day of employment, his supplemental pension benefit will vest. His benefit will generally equal a percentage of his average cash compensation (salary and bonus) over the five years prior to termination of employment. The percentage will be equal to two percent for every full year of employment. This special arrangement was negotiated at the time Mr. Duncan was hired, and in approving this benefit, the committee determined that this was an appropriate replacement for a similar benefit from his previous employer that Mr. Duncan forfeited when he joined us.

For more information on our pension plans, see “Other Compensation and Benefit Plans - Pension Benefits.”

Change in Control Agreements

Mr. Duncan and each of the other named executive officers are parties to change in control agreements with us, the principal terms of which are described beginning on page 48. Under the change in control agreements, the officer will receive the benefits provided under the agreement if, after a change in control, the officer’s employment is terminated other than for cause or disability (as defined in the agreement) or if the officer terminates employment after actions (as specified in the agreement) that adversely affect the officer are taken. Under the agreement, the officer must remain employed with us for six months following the first potential change in control. The design of these agreements is intended to ensure that we will retain the benefit of these officers’ services without distraction in the face of a potential change in control and that the officers will evaluate potential transactions on an objective basis. The form of agreement was reviewed with Cook prior to presentation to the committee for approval. In addition to governance and peer group trends, the committee considered the specific competitive circumstances of the company and its industry in approving these agreements.

Severance

Similar considerations affected the decision to include the severance provisions reflected in our executive severance policy and in the employment agreements of Mr. Duncan, Mr. DePaul and Mr. Vero. Mr. Duncan’s agreement is described throughout “Compensation Disclosure and Analysis” and beginning on page 50 and the severance arising from his agreement is described in the section entitled “Estimated Termination Benefits—Estimated Current Value of Potential Payments to Mr. Duncan Upon Termination.” The severance provisions pertaining to Mr. Vero and Mr. DePaul terminated when their agreements terminated on December 31, 2006. We believed that the severance provisions of the agreements with Mr. DePaul and Mr. Vero were important in retaining the services of those officers following the OfficeMax, Inc. acquisition. The severance provisions in Mr. Duncan’s agreement were also an important factor in his recruitment to the company.

Our executive officer severance policy applies to all elected officers (unless they have a superseding individual agreement) and provides, among other things, for payment in a lump sum of an amount equal to 12 months’ salary if the officer’s employment is terminated without cause. We believe this severance policy is similar to policies of many of the other companies with which we compete for management talent, and is therefore a valuable recruiting tool that also helps us to retain management.

We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy.

Relationship Among the Different Components of Compensation

In order to ensure that named executive officers are held most accountable for our performance and changes in shareholder value, management and the committee generally allocate total compensation such that the portion of compensation attributable to fixed elements, such as salary and benefits, decreases with increasingly higher levels of responsibility, and the portion attributable to variable, performance-based elements increases.

As described above, the Hewitt study provides data on the annual targeted total cash compensation and the annual targeted net total compensation paid by the companies in the study peer group. Management and the committee generally allocate annual compensation for each executive officer among the components described above on a basis consistent with the results of the Hewitt study, although the total compensation paid to an elected officer may be above or below the median based on the Hewitt study for that individual’s position, based on his or her level of responsibility, performance against individual annual performance goals, years of experience, and considerations of fairness and comparability within the company. The committee consults with Cook to ensure the resulting outcome supports strategic objectives related to attraction and retention of critical talent, alignment of management interests with those of shareholders, and overall affordability from cost and share dilution perspectives. In addition to the considerations described in the description of each component above, management and the committee are also guided by the Hewitt study in deciding between the types of awards available in our annual and long-term incentive compensation programs. We believe that each component of our compensation program serves an important role, and that together these components combine to enable us to attract and retain talented management, provide management with appropriate incentives to continuously improve the company’s performance, and to reward improvement when it occurs.

We believe our base salaries are competitive and our bonus plans emphasize performance-based compensation. We provide our executives the opportunity to significantly increase their annual cash compensation through our bonus program by improving the company’s performance in each of the relevant financial areas on an annual basis. We also expect that as those improvements are maintained and built upon, the company’s stock price will reflect these improvements, and we therefore use equity awards to reward the long-term efforts of management. These equity awards serve the additional purpose of increasing the ownership stake of our management in the company, further aligning their interests with those of our other shareholders.

In summary, we are confident that the total compensation components provided to each of our named executive officers are competitive with the market and are aligned with the strategic goals of the company.

Tax Impact and Financial Implications

Under Section 162(m), certain items of compensation paid to the chief executive officer and to each of the named executive officers (“Covered Employees”) in excess of $1,000,000 annually are not deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the stockholders. The committee believes that it is in our best interest to preserve maximum tax deductibility for compensation paid to the Covered Employees under Section 162(m), although, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible. The compensation plans reflect the committee’s intent and general practice to pay compensation that we can deduct for federal income tax purposes. Executive compensation decisions, however, are multifaceted. The committee reserves the right to pay amounts that are not tax deductible to meet the design goals of our executive compensation program. In 2006, Mr. Duncan was paid two items of compensation that were not performance based, his salary and the bonus guaranteed under the terms of his employment agreement. As a result, his compensation exceeded, by approximately $793,500, the $1,000,000 non-performance based compensation threshold for 2006. As a result of Mr. Vero’s two cash retention payments (one pursuant to his employment agreement and one pursuant to the CIP), his compensation also exceeded, by approximately $258,900, the $1,000,000 non-performance based compensation threshold for 2006. In order to preserve deductibility, Mr. Duncan and Mr. Civgin were required to defer receipt of certain of their shares that vested. See the “Option Exercises and Stock Vested Table for Fiscal Year Ended December 30, 2006.”

The committee also considers other financial implications when developing and implementing the company’s compensation program, including tax and accounting effects, the impact on our financial statements and tax returns, cash flow impact, potential share dilution and the risk arising from fluctuations in the value of the compensation.

Recommendation

As set forth in the Executive Compensation Committee report on page 23, the committee has reviewed this Compensation Discussion and Analysis, and recommended its inclusion in this proxy statement.

Executive Compensation Committee Interlocks and Insider Participation

Ms. Bern and Messrs. Szymanski, Bryant, Gangwal, Haymon and Michael served on our Executive Compensation Committee during the last completed fiscal year. None of the members of our Executive Compensation Committee is now or was previously an officer or employee of the company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our Executive Compensation Committee.

Summary Compensation Table

The following tables present compensation information for Mr. Duncan, our Chief Executive Officer, Mr. Civgin, our Chief Financial Officer, and Messrs. DePaul, Rowsey, and Vero, our three next most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sam K. Duncan Chairman of the Board and Chief Executive Officer	2006	$887,500	—	$2,128,235	$598,235	$1,404,000	$426,817	$127,554	$5,572,341
Don Civgin Executive Vice President, Finance and Chief Financial Officer	2006	$482,500	—	$1,027,871	$165,680	$416,130	—	—	$2,092,181
Phillip P. DePaul Senior Vice President, Controller and Chief Accounting Officer	2006	$293,050	$239,500	$263,364	—	$234,000	—	—	$1,029,914
Michael D. Rowsey President, Contract	2006	$515,000	$412,500	$924,784	—	$527,280	$42,093	$15,373	$2,437,030
Ryan T. Vero Executive Vice President and Chief Merchandising Officer	2006	$497,500	$687,000	$737,368	—	$429,000	—	$80,473	$2,431,342

(1)             Includes payments to Messrs. DePaul, Rowsey and Vero of $122,500, $412,500 and $297,000, respectively, made in accordance with the OfficeMax Cash Incentive Plan as discussed on page 31. Also included are retention incentive bonus payments to Mr. DePaul and Mr. Vero of $117,000 and $390,000, respectively, pursuant to their 2003 employment agreements described on pages 54-56.

(2)             The figures in this column represent the aggregate dollar amount of compensation cost of stock awards recognized for the defined service period. See Note 16 “Shareholders’ Equity” to Notes to Consolidated Financial Statements, for a discussion of the assumptions used by the company to calculate share based employee compensation expense as outlined in SFAS No. 123R in the company’s Annual Report on Form 10-K for the year ended December 30, 2006. Certain 2004 grants of restricted stock units were forfeited in 2006 but there was no expense recorded during 2006.

(3)             The figures in this column represent the aggregate dollar amount of compensation cost recognized for the defined service period for the options granted to Messrs. Duncan and Civgin in 2005. See Note 16 “Shareholders’ Equity” to Notes to Consolidated Financial Statements, for a discussion of the assumptions used by the company to calculate share based employee compensation expense as outlined in SFAS No. 123R in the company’s Annual Report on Form 10-K for the year ended December 30, 2006.

(4)             Annual incentive bonus payments for each of the named executive officers earned based on company performance in 2006. See “Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)” as discussed on page 27.

(5)             The amount shown for Mr. Duncan represents the change in his pension value. For Mr. Rowsey, $32,910 represents the change in his pension value and $9,183 represents above market interest earnings on his balance in the 2001 Key Executive Deferred Compensation Plan.

(6)             Includes the following items paid:

	Payments Made in Accordance with Relocation Agreements (a)	Personal Use of Company Aircraft (b)	Reimbursements under Our Financial Counseling Program (c)	Policy Premiums Paid Pursuant to Our Executive Life Insurance Program (d)	Company Matching Contributions Made Under Our Qualified Savings Plan and Non-Qualified Deferred Compensation Plan (e)	Total
Sam K. Duncan	$6,607	$94,920	$10,000	$16,027	—	$127,554
Michael D. Rowsey	__	$2,480	—	$6,293	$6,600	$15,373
Ryan T. Vero	$58,850	—	$10,000	$5,697	$5,926	$80,473

(a)             Under relocation agreements, payments may include a relocation allowance, the cost of transportation of household goods, and temporary living expenses. Each of Mr. Duncan’s and Mr. Vero’s relocation payments include a $2,177 and $349 payment, respectively, to offset the tax costs of that portion of the payment that is not tax deductible to the executive.

(b)            The payments shown for personal use of company aircraft are calculated based on an hourly rate of $2,400. The hourly rate represents the incremental cost to us of aircraft use calculated based on the average cost of fuel and aircraft maintenance, and trip related landing fees, hangar and parking costs, and other immaterial variable costs. Incremental cost excludes fixed costs which do not change based on usage of the plane, including pilot salaries.

(c)             Officers of the company with the title of senior vice president or higher are eligible to participate in our Financial Counseling Program. Under the program, we reimburse participating officers for investment planning, tax preparation, tax planning and compliance, and estate planning. Participants may be reimbursed up to a maximum of $5,000 each calendar year. In addition, unused amounts up to $5,000 may carry forward from year to year. Reimbursements will be treated as taxable income to the officer and will be grossed up for applicable taxes (subject to the $5,000 overall annual maximum). For each of Mr. Duncan and Mr. Vero, the $10,000 reimbursement includes a $7,194 reimbursement for financial counseling and a $2,806 payment to offset the tax costs of the reimbursement.

(d)            Officers with the title of senior vice president or higher are eligible to participate in our Executive Life Insurance Program, which was adopted by the committee in February 2005. Participants receive a life insurance policy with an insurance amount equal to two times their base salary from a designated insurance carrier (or three times base salary, in the case of the chief executive officer). Policy premiums, subject to some limitations, will be paid by us and will be treated as taxable compensation to the participants. Upon termination of the participant’s employment, the policy remains in force until the end of the current policy period and we will not renew the policy on the next anniversary date.

(e)             For a description of our Non-Qualified Deferred Compensation Plan, see page 45. Under our Qualified Savings Plan and our Non-Qualified Deferred Compensation Plan, we match amounts contributed at a rate of 50% of the amount contributed up to a maximum annual aggregate limit ($6,600 under Internal Revenue Service regulations applicable in 2006). A participant may only receive matching payments on contributions up to 6% of the participant’s combined annual salary and bonus. All of our named executive officers are limited by IRS regulations in the amount they can contribute to our Qualified Savings Plan.

Award Tables

The following three tables set forth information regarding awards granted by OfficeMax to the named executive officers during the last fiscal year and the status of existing awards. The Grants of Plan-Based Awards table provides additional information about the plan-based compensation disclosed in the Summary Compensation Table.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 30, 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Incentive
Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)	Plan Awards ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(l)
Sam K. Duncan	02/09/06	$9,861	$900,000	$2,025,000
	02/09/06				53,765	107,530	161,295	$4,274,318
Don Civgin	02/09/06	$2,923	$266,750	$600,188
	02/09/06				14,895	29,790	44,685	$1,184,153
Phillip P. DePaul	02/09/06	$1,644	$150,000	$337,500
	02/09/06				4,930	9,860	14,790	$391,935
Michael D. Rowsey	02/09/06	$3,703	$338,000	$760,500
	02/09/06				17,920	35,840	53,760	$1,424,640
Ryan T. Vero	02/09/06	$3,013	$275,000	$618,750
	02/09/06				15,365	30,730	46,095	$1,221,518

(1)            Includes annual incentive bonus opportunities for each of the named executive officers awarded in 2006. See “Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)” beginning on page 27.  Actual bonus payments for the fiscal year reported are also listed in column (g) of the “Summary Compensation Table” on page 37.

(2)            Reflects long-term incentive awards in the form of performance-based restricted stock units granted to each named executive officer on February 9, 2006 in accordance with the OMIPP as discussed in “Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)” beginning on page 29. These awards are also listed in column (i) of the “Outstanding Equity Awards at Fiscal Year-End” table on page 40 and the compensation cost recognized over the defined service period of these awards, as well as awards granted in prior years, is disclosed in columns (e) and (f) of the “Summary Compensation Table” on page 37. The closing stock price on the date the committee approved the 2006 long-term incentive program (February 9, 2006) of $27.90 was used to determine the number of restricted stock units awarded to each elected officer.

(3)            Grant date fair value of long-term incentive awards in the form of performance-based restricted stock units granted to each named executive officer on February 9, 2006 in accordance with the OMIPP as discussed on page 29. See Note 16 “Shareholders’ Equity” to Notes to Consolidated Financial Statements for a discussion of the assumptions used by the company to calculate the grant date fair value of share based employee compensation as outlined in SFAS No. 123R in the company’s Annual Report on Form 10-K for the year ended December 30, 2006.

Long-Term Incentive Awards

These awards have a two year vesting period. We must achieve a cumulative two-year EBIT Dollar threshold and return on net asset target before elected officers will be eligible to receive restricted stock units pursuant to the awards. The final number of restricted stock units issued will be adjusted based on return on sales for each of the fiscal years 2006 and 2007. If the EBIT Dollar and return on net asset goals are achieved, one half of the awards will vest on February 8, 2008, subject to adjustment based on 2006 return on sales and the other half will vest on February 8, 2009, subject to adjustment based on 2007 return on sales. The executive’s actual payout can vary from the targeted amount depending on the achievement of the objective performance goals, as well as changes in the value of the shares underlying the grant that occur between the grant date and payout.

The form of the performance-based RSU Award Agreement used to grant these awards provides that participants must be employed by us on the vesting date in order for the units to vest, subject to exceptions in certain circumstances. The named executive officers are not entitled to any voting rights with respect to the restricted stock units and are not entitled to receive dividends on the restricted stock units.

The following table sets forth outstanding options, unvested stock awards and outstanding equity incentive plan awards for each of our named executive officers at December 30, 2006.

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
FOR FISCAL YEAR ENDED DECEMBER 30, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Sam K. Duncan	23,334	46,666	—	$32.66	4/18/2015
	36,000	144,000	—	$32.66	4/18/2015
						23,334	$1,158,533	107,530	$5,338,865
						12,000	$595,800	—	—
Don Civgin	16,734	33,466	—	$30.70	10/4/2015
						25,334	$1,257,833	29,790	$1,479,074
Phillip P. DePaul	—	—	—	—	—	7,410	$367,907	9,860	$489,549
Michael D. Rowsey	—	—	—	—	—	24,930	$1,237,775	35,840	$1,779,456
Ryan T. Vero	—	—	—	—	—	17,950	$891,218	30,730	$1,525,745

(1)            Includes options granted to Mr. Duncan on April 18, 2005 pursuant to his employment agreement as described beginning on page 41 and to Mr. Civgin on October 4, 2005 pursuant to his letter agreement described beginning on page 43. Mr. Duncan’s remaining unvested option to purchase 46,666 shares will become exercisable with respect to 23,333 shares per year over the next two years and his remaining unvested option to purchase 144,000 shares will become exercisable with respect to 36,000 shares per year over the next four years. Mr. Civgin’s remaining option to purchase an aggregate of 33,466 shares will become exercisable with respect to 16,733 shares per year over the next two years. The vesting date in each year for each of Mr. Duncan’s and Mr. Civgin’s options is the anniversary date of the grant.

(2)            Includes restricted stock units granted to Mr. Duncan on April 18, 2005 pursuant to his employment agreement as described beginning on page 41 and to Mr. Civgin on October 4, 2005 pursuant to his letter agreement described beginning on page 43. One half of Mr. Duncan’s remaining unvested award of 23,334 restricted stock units will vest on April 18, 2007 and the remaining amount will vest on April 18, 2008. Mr. Duncan’s remaining unvested award of 12,000 restricted stock units will vest with respect to 3,000 units per year over the next four years on April 18th of each year. One half of Mr. Civgin’s remaining unvested award of 25,334 restricted stock units will vest on October 4, 2007 and the remaining amount will vest on October 4, 2008. Also includes restricted stock units awarded on March 16, 2005 under the OMIPP to Messrs. DePaul, Rowsey and Vero as part of the retention award. The 2005 restricted stock unit grants will vest 100% on March 16, 2007, the second anniversary of the grant date, for participants who are employed by the company on that date. Upon vesting, the units will be distributed in shares of company common stock. The units do not have voting or dividend rights prior to vesting.

(3)            Based on the closing price of our common stock on the New York Stock Exchange at December 29, 2006 of $49.65 per share.

(4)            Includes performance-based restricted stock units awarded on February 9, 2006 for each named executive officer in accordance with the OMIPP. One half of these awards will vest on February 8, 2008 and the remaining amount will vest on February 8, 2009, in each case only if certain performance measures are met for each of the fiscal years 2006 and 2007 as discussed in “Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)” beginning on page 29. The named executive officers are not entitled to any voting rights with respect to the restricted stock units and are not entitled to receive dividends on the restricted stock units. These awards are also listed in column (g) of the “Grants of Plan-Based Awards” table on page 39 and the compensation expense recognized in 2006 for these awards, as well as awards granted in previous years, is disclosed in columns (e) and (f) of the “Summary Compensation Table” on page 37.

Mr. Duncan’s Outstanding Awards

Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted a ten-year nonqualified option (the “Initial Option”) to purchase 70,000 shares of the company’s common stock. The Initial Option has an exercise price equal to $32.66 per share. The Initial Option vested with respect to 23,334 shares on April 18, 2006. On each of the next two anniversaries of the grant date, the Initial Option will vest with respect to 23,333 shares each year. In the event that Mr. Duncan is involuntarily terminated not for Cause (as defined in the employment agreement) or terminates employment as a result of death or Disability or voluntarily for Good Reason (each as defined in the employment agreement) prior to April 18, 2008 (each, a “Proration Event”), then a pro rata amount of unvested shares of common stock subject to the Initial Option will become exercisable as described in the Initial Option Agreement. Upon Mr. Duncan’s termination for any other reason prior to April 18, 2008, he will forfeit all of his unvested options. Mr. Duncan must exercise the Initial Option on or before the earliest of:

•       April 18, 2015;

•       one year after termination of employment as a result of retirement, death, or Disability, provided that Mr. Duncan has not, as of the date of the exercise of the Initial Option, commenced employment with any competitor (as defined in the Initial Option Agreement);

•       one year after termination of employment as a result of any of the Proration Events, provided that Mr. Duncan has not, as of the date of the exercise of the Initial Option, commenced employment with any competitor (as defined in the Initial Option Agreement); or

•       one year after termination of Mr. Duncan’s employment for any other reason. The Initial Option shall be cancelled immediately if Mr. Duncan is terminated for disciplinary reasons, as defined in the company’s executive officer severance pay policy.

The Initial Option will become fully vested and exercisable immediately upon a change in control prior to April 18, 2008 if the Initial Option is not continued or replaced following such change in control or if Mr. Duncan is terminated in a qualifying termination, as defined in the pertinent agreement. The Initial Option is governed by the provisions of the OMIPP and the Initial Option Agreement.

Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was also granted an additional 10-year nonqualified option (the “Other Option”) to purchase 180,000 shares of the company’s common stock. The Other Option has a per share exercise price equal to $32.66 per share. The Other Option vested with respect to 36,000 shares on April 18, 2006. On each of the next four anniversaries of the grant date, the Other Option will vest with respect to 36,000 shares.  In the event that Mr. Duncan is involuntarily terminated not for Cause (as defined in the employment agreement) or terminates employment as a result of death or Disability or voluntarily for Good Reason (as defined in the employment agreement) prior to April 18, 2010, then a pro rata amount of unvested shares of common stock subject to the Other Option will become exercisable as described in the Other Option Agreement. Upon Mr. Duncan’s termination for any other reason prior to April 18, 2010, all his unvested options will be forfeited. In all other respects, the terms of the Other Option are the same as the terms of the Initial Option described above. The Other Option is governed by the provisions of the OMIPP and the Other Option Agreement.

Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted an aggregate of 35,000 restricted stock units (“Initial Restricted Stock Units”). On April 18, 2006, 11,666 Initial Restricted Stock Units vested. On each of the next two anniversaries of the grant date, 11,667 Initial Restricted Stock Units will vest. Vested Initial Restricted Stock Units will be paid in shares of OfficeMax common stock. In the event that Mr. Duncan is involuntarily terminated not for Cause (as defined in the employment agreement) or terminates employment as a result of death or Disability or voluntarily for Good Reason (as defined in the employment agreement) prior to April 18, 2008, then a pro rata amount of unvested Initial Restricted Stock Units shall vest as described in the Award Agreement. Upon Mr. Duncan’s termination for any other reason prior to April 18, 2008, all of his unvested Initial Restricted Stock Units will be forfeited. The Initial Restricted Stock Units will become fully vested immediately upon a change in control (as defined in the OMIPP) prior to April 18, 2008 if the award is not continued or replaced following the change in control or if Mr. Duncan is terminated in a qualifying termination, as defined in the pertinent agreement. The Initial Restricted Stock Units may not be sold, assigned, pledged or otherwise encumbered prior to vesting. Mr. Duncan will not receive dividends or be entitled to vote with respect to the Initial Restricted Stock Units. The Initial Restricted Stock Units are subject to the provisions of the OMIPP and the Restricted Stock Unit Award Agreement.

Pursuant to his employment agreement, on April 18, 2005, Mr. Duncan was granted an additional aggregate of 15,000 restricted stock units under the Plan (the “Other Restricted Stock Units”). 3,000 of the Other Restricted Stock Units vested on April 18, 2006. On each of the next four anniversaries of the grant date, 3,000 Other Restricted Stock Units will vest. In the event that Mr. Duncan is involuntarily terminated not for Cause (as defined in the employment agreement) or terminates employment as a result of death or Disability or voluntarily for Good Reason (as defined in the employment agreement) prior to April 18, 2010, then a pro rata amount of unvested Other Restricted Stock Units would vest as described in the Award Agreement. Upon Mr. Duncan’s termination for any other reason prior to April 18, 2010, all of his unvested Other Restricted Stock Units will be forfeited. In all other respects, the terms of the Other Restricted Stock Units are the same as the terms of the Initial Restricted Stock Units described above. The Other Restricted Stock Units are subject to the provisions of the OMIPP and the Restricted Stock Unit Award Agreement.

For additional information, see the Estimated Current Value of Change in Control Benefits Table on page 49.

Mr. Civgin’s Outstanding Awards

On October 4, 2005, we entered into a Restricted Stock Unit Award Agreement (the “RSU Award Agreement”) with Mr. Civgin in order to grant restricted stock units (the “Award”) pursuant to the OMIPP. The Award consists of 38,000 restricted stock units. One third of the restricted stock units vested on October 4, 2006. One third of the restricted stock units will vest and be paid on each of the next two anniversaries of the grant date, subject to possible deferral in the circumstances described in the RSU Award Agreement. In the event of a change in control, as defined in the RSU Award Agreement, the restricted stock units will become fully vested immediately upon a change in control (as defined in the OMIPP) if the award is not continued or replaced following the change in control or if Mr. Civgin is terminated in a qualifying termination, as defined in the pertinent agreement. If Mr. Civgin terminates employment for any other reason prior to October 4, 2008, his restricted stock units that have not vested will be forfeited. For additional information, see the Estimated Current Value of Change in Control Benefits Table on page 49.

On October 4, 2005, we entered into a Nonstatutory Stock Option Award Agreement (the “Stock Option Agreement”) with Mr. Civgin in order to grant a stock option pursuant to the OMIPP. The Stock Option Agreement provides Mr. Civgin the right to purchase 50,200 shares of company common stock at a price of $30.70 per share. On October 4, 2006, the option vested with respect to 16,734 of the shares. On each of the next two anniversaries of the award date, the option shall become exercisable with respect to 16,733 of the shares.

If Mr. Civgin terminates employment for any reason prior to October 4, 2008, he will forfeit the portion of the stock option which has not vested. The stock option must be exercised on or before the earliest of:

•       October 4, 2015;

•       five years after Mr. Civgin retires (after attaining age 55 and completing 10 years of service with the company), dies, or becomes totally and permanently disabled, provided that Mr. Civgin has not, as of the date of the exercise of the stock option, commenced employment with any competitor of the company (as defined in the Stock Option Agreement); and

•       three months after Mr. Civgin terminates employment for any other reason. The option will be cancelled immediately if Mr. Civgin is terminated for disciplinary reasons as defined in the Stock Option Agreement.

The following table describes the number of shares acquired and the dollar amounts realized by named executive officers during the most recent fiscal year on the exercise of stock options and on the vesting of restricted stock units.

Option Exercises and Vested Stock

OPTION EXERCISES AND STOCK VESTED
FOR FISCAL YEAR ENDED DECEMBER 30, 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Sam K. Duncan	—	—	14,666	$486,911
Don Civgin	—	—	12,666	$537,292
Phillip P. DePaul	—	—	—	—
Michael D. Rowsey	30,300	$305,849	—	—
Ryan T. Vero	—	—	—	—

(1)            Mr. Rowsey sold these shares immediately after acquiring them. The value disclosed here is the difference between the sale price of the shares and the exercise price of the options.

(2)            We have estimated the value realized by multiplying the number of shares received by the closing price per share on the vesting date ($33.20 for Mr. Duncan and $42.42 for Mr. Civgin). To preserve our tax deduction under Section 162(m) of the Internal Revenue Code, described above in the Compensation Discussion and Analysis under “Tax Impact and Financial Implications,” Mr. Duncan was required to defer receipt of all of the shares of stock that vested. As a result of the terms of his award agreement and to preserve our tax deduction under Section 162(m) of the Internal Revenue Code, Mr. Civgin was also required to defer receipt of 3,297 of the shares of stock that vested, or $139,858 in value. Under the terms of their respective award agreements, Messrs. Duncan and Civgin will not receive the deferred shares until six months and one day after their termination of employment with the company. Dividends accrue on the deferred shares and will be paid out in cash at the time of release of the shares.

Other Compensation and Benefit Plans

OfficeMax has established retirement and savings programs, health and welfare programs, and other executive benefit programs as part of providing a competitive compensation program. These programs are summarized below. The 2005 Deferred Compensation Plan, OfficeMax Pension Plan for Salaried Employees, and Supplemental Early Retirement Plan are not available to officers of OfficeMax Incorporated hired after December 2003. These are plans that existed prior to (or were created as a result of programs that existed prior to) Boise Cascade Corporation’s acquisition of OfficeMax, Inc., in December 2003. The Executive Savings Deferral Plan is available to all elected officers of OfficeMax Incorporated.

Deferred Compensation

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Sam K. Duncan	__	__	__	__	__
Don Civgin	__	__	__	__	__
Phillip P. DePaul (2)	$12,507	$5,156	$15,732	__	$65,682
Michael D. Rowsey (3)	$82,888	$5,500	$51,864	__	$761,160
Ryan T. Vero (4)	$30,020	$4,826	$10,508	__	$124,008

(1)            For Messrs. Rowsey and Vero, the amounts reported in this column are also reported as compensation to the named executive officer in column (i) of the “Summary Compensation Table” on page 37.

(2)            Mr. DePaul participated in the Executive Savings Deferral Plan only.

(3)            Mr. Rowsey participated in the 2005 Deferred Compensation Plan only.

(4)            Mr. Vero participated in the Executive Savings Deferral Plan only.

Executive Savings Deferral Plan

On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the Executive Savings Deferral Plan. Our executive officers are eligible to participate in the plan. Participants may defer a percentage of their salary and bonus. The deferral election must be made prior to the commencement of the deferral period and pursuant to Section 409A of the Internal Revenue Code. The percentage may not exceed 50% of the participant’s salary and 90% of the participant’s bonus, subject to the limitations described in the plan. We will make a matching credit to the participant’s account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant’s compensation, and subject to other limitations). A participant will not be vested in his or her matching contributions until such participant has completed three years of service with us. Each participant must allocate amounts credited to his or her account among various investment funds, which include a company stock fund. Amounts deferred will be distributed, as more specifically described in the plan, at the time elected by the participant. The plan provides for payment in cash in a lump sum or in annual installments, as elected by the participant. Our competitors have similar plans in place.

All of our named executive officers are eligible to participate in the plan and Messrs. DePaul and Vero elected to participate in 2006.

2005 Deferred Compensation Plan

On December 9, 2004, the Executive Compensation Committee of our board of directors adopted the 2005 Deferred Compensation Plan. Participation in this plan is limited to senior managers and highly compensated employees who were former participants in our legacy deferred compensation plans. Participants may defer a percentage of their salary and bonus. The percentage must be a minimum of 6% of the participant’s compensation, and cannot exceed the percentage such participant was deferring under our 2001 Key Executive Deferred Compensation Plan as of December 31, 2004. We will make a matching credit to the participant’s account in an amount equal to 50% of the compensation deferred by the participant (up to 6% of the participant’s compensation, and subject to other limitations). Amounts deferred under this plan were credited with interest at a rate equal to 120% of Moody’s Composite Average of Yields on Corporate Bonds in 2006. Amounts deferred will be distributed, as more specifically described in the plan, at the time elected by the participant. No additional deferrals will be permitted under this plan after December 31, 2007. The plan provides for payment in cash in a lump sum or in monthly installments, as elected by the participant. Of our named executive officers, only Mr. Rowsey was eligible and elected to participate in the plan in 2006.

Deferred Compensation and Benefits Trust

We have established a deferred compensation and benefits trust that is intended to ensure that any successor company honors deferred compensation obligations following a change in control. The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements, which include the two deferred compensation plans described above. If a potential change in control or an actual change in control of the company (as defined in the plans and the agreements) occurs, the trust will be funded at the discretion of our Executive Compensation Committee. If the trust is, in fact, funded, it will pay benefits to participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If we become bankrupt or insolvent, the trust assets will be accessible to the claims of the company’s creditors.

Pension Benefits

The following table reflects the pension benefits of our named executive officers:

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (4)
(a)	(b)	(c)	(d)
Sam K. Duncan (1) (2)	Supplemental pension benefit in Mr. Duncan’s employment agreement	2	$773,836
Don Civgin (1)	—	—	—
Phillip P. DePaul (1)	—	—	—
Michael D. Rowsey (3)	OfficeMax Pension Plan for Salaried Employees	18.085	$180,969
	Supplemental Early Retirement Plan	18.085	$201,802
Ryan T. Vero (1)	—	—	—

(1)            Messrs. Duncan, Civgin, DePaul and Vero are not eligible to participate in the OfficeMax Pension Plan for Salaried Employees.

(2)            Mr. Duncan is eligible to receive a supplemental pension benefit pursuant to the terms of his employment agreement as described on page 47.

(3)            Pension benefits for Mr. Rowsey under the OfficeMax Pension Plan for Salaried Employees were frozen as of December 31, 2003.

(4)            For Mr. Duncan, these figures assume he would retire at age 58. This value represents two years of accrued benefits. For Mr. Rowsey, these figures assume that he would retire at age 55.

OfficeMax Pension Plan for Salaried Employees

Mr. Rowsey is the only named executive officer eligible to participate in this plan. The OfficeMax Pension Plan for Salaried Employees entitles each vested employee, including executive officers, to receive a pension benefit at normal retirement equal to:

•       1.25% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last 10 years of employment, multiplied by the participant’s years of service through December 31, 2003, plus

•       a special transition benefit for Boise Office Solutions employees eligible for the Pension Plan for Salaried Employees and employed by OfficeMax on January 1, 2004.

Benefits under the plan were frozen as of December 31, 2003 for all eligible participants, with one additional year of service granted to those participants on January 1, 2004, based on a 1% (rather than a 1.25%) formula. Effective November 1, 2003, new employees, rehired employees, and hourly employees who transferred to a full-time position were not eligible to participate in the plan. Under the plan, “compensation” is the employee’s base salary plus any amounts earned under the company’s variable incentive compensation programs (only “Salary” and “Non-Equity Incentive Plan Compensation” from the “Summary Compensation Table” on page 37). As of December 30, 2006, the average of the highest five consecutive years of compensation for 1996 through 2006 is approximately $236,000 and the years of service for Mr. Rowsey is 18.085. This includes 13.085 years earned from 1979 to 1992, when Mr. Rowsey terminated employment with the company, and five years earned from 2000 to 2004 after Mr. Rowsey rejoined the company.

Benefits are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An eligible employee is 100% vested in his or her pension benefit after five years of service, not including breaks in service.

Supplemental Early Retirement Plan

The Supplemental Early Retirement Plan applies to executive officers:

•       55 years old or older (58 years old or older for officers elected on or after June 1, 2004);

•       who have ten or more years of service as defined in the OfficeMax Pension Plan for Salaried Employees;

•       who have served as an executive officer for at least five full years; and

•       who retire or whose employment is terminated through involuntary retirement before age 65.

Eligible officers receive an early retirement benefit prior to age 65 equal to the benefit calculated under the Pension Plan for Salaried Employees without reduction due to the officer’s early retirement or form of payment. Officers who are not eligible to participate in the Pension Plan for Salaried Employees have no benefit under this plan. Officers elected after October 1, 2004, are not eligible to participate in the plan. Eligible participants may be required to refrain from providing services to a competitor (as defined in the plan) in order to be eligible to receive these payments.

Mr. Duncan’s Supplemental Pension Benefit

Pursuant to the terms of Mr. Duncan’s employment agreement, on April 18, 2010, Mr. Duncan (if employed by us on that date) will vest in a supplemental pension benefit (the “Supplemental Pension Benefit”) in an annual amount equal to the product of (A) two percent (2%) of the sum of (1) the average amount of annual base salary earned by Mr. Duncan with respect to the five most recently completed years of Mr. Duncan’s employment with us plus (2) the average amount of the annual cash bonuses earned by Mr. Duncan for the company’s five completed fiscal years immediately preceding the termination of Mr. Duncan’s employment and (B) the number of completed full years of Mr. Duncan’s employment with us (provided that Mr. Duncan will be deemed to have completed a full calendar year of employment with us for 2005). The amount of Mr. Duncan’s Supplemental Pension Benefit will be offset by any amounts payable to Mr. Duncan under any of our qualified or nonqualified pension plans and by the amount of Mr. Duncan’s benefit from Social Security.

Indemnification

To the extent that Delaware law permits, we will indemnify our directors and officers against liabilities they incur in connection with actual or threatened proceedings to which they are or may become parties and that arise from their status as directors and officers. We have entered into indemnification agreements with each of our directors, and we insure, within stated limits, directors and officers against such liabilities.

Change in Control Agreements

Except with respect to Mr. Duncan and Mr. Civgin, all of our employees, including our executive officers, are employed at the will of the company. Some of our executive officers, and all of our named executive officers, however, have change in control agreements that formalize their severance benefits if the executive officer is terminated after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. See “Compensation Discussion and Analysis—Change in Control Agreements” for additional information regarding the change in control agreements.

Under the change in control agreement, an officer will receive the benefits provided under the agreement if, after the change in control, the officer’s employment is terminated unless such termination is by the company for cause or disability (as defined in the agreement) or by the officer for other than good reason.

Under the agreements, a “change in control” would include any of the following events:

•       any “person”, as defined in the Securities Exchange Act of 1934, as amended, acquiring 25% or more of our voting securities, unless that person acquires all such securities directly from the company;

•       during a two-year period, a majority of our directors being replaced under certain circumstances;

•       a merger or consolidation of the company with any other corporation (other than a merger or consolidation where a majority of the company’s directors continue as directors of the combined entity and the outstanding voting securities of the company immediately prior to such an event continue to represent more than 50% of the combined voting power after such event or a merger or consolidation implementing a recapitalization approved by the board where no person acquires 25% or more of the company’s voting securities); and

•       approval by our stockholders to liquidate or dissolve the company or to sell all or substantially all of the company’s assets in certain circumstances.

These agreements help ensure that we will have the benefit of these officers’ services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our shareholders and the company. See “Compensation Discussion and Analysis-Change in Control Agreements.”

The benefits under the agreements include:

•       the officer’s salary through the termination date;

•       severance pay equal to a multiple of the officer’s annual base salary and target incentive pay (one times for vice presidents, other than executive vice presidents, two times for presidents and executive vice presidents and three times for the chief executive officer). For terminations occurring prior to March 1, 2008, target incentive pay will be 80% of the officer’s target annual incentive. For terminations occurring on or after March 1, 2008, target incentive pay will be the average annual incentive earned during the three years preceding termination. This severance payment will be in lieu of any severance pay to which the officer would be entitled under the severance pay policy for executive officers; and

•       pay for accrued but unused time off.

The agreements provide four additional benefits. First, we will maintain for up to one year (two years for the chief executive officer) all employee benefit plans and programs in which the officer was entitled to participate immediately prior to termination at substantially the same cost to the officer, or we will substitute similar arrangements at substantially the same cost to the officer, or we will pay the officer a sum equal to 150% of twelve times (or twenty-four times for the chief executive officer) the monthly group premium, less the employee contribution amount, for such plans and programs. Second, if the officer is eligible to participate in our Executive Life Insurance Program, we will pay premiums for the plan for one year (two years for the chief executive officer) following termination. Third, if there is a dispute regarding the agreement, we will pay reasonable legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer’s total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes.

Each agreement is effective for two years. On January 1 of each year, the agreement will automatically extend so as to terminate on the 2nd anniversary of such date, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

For one year after termination of employment, each change in control agreement prohibits the recipient from directly or indirectly soliciting or inducing any managerial level employee of the company to leave employment in order to accept employment with any other entity. Following termination of employment, each change in control agreement requires its recipient to refrain from making any public statements that disparage the company, its employees, products or services. For a period of 12 months after termination of employment with the company, each change in control agreement states that its recipient will not, directly as an employee or indirectly as a consultant or contractor, be employed in the same or similar capacity as he was employed by the company immediately prior to his termination of employment, by a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America.

Estimated Current Value of Change in Control Benefits

The table below reflects the estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the change in control agreements, assuming that a change in control occurred on December 29, 2006 and based on our closing stock price as of that date of $49.65. The figures below assume that the officer was terminated and that options and restricted stock units were not continued or replaced. Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. We recognize that our severance provisions and change in control provisions can at times overlap. Therefore all agreements or policies providing for such payments require that payments under one type of provision be appropriately adjusted downward if payments are made under a similar provision of another agreement or policy.

Name	Accrued But Unpaid Bonus (1)	Severance Amount (2)	Early Vesting of Stock Options (3)	Early Vesting of Restricted Stock (4)	Other (5)	Estimated Tax Gross Up (6)		Total
Sam K. Duncan	$1,404,000	$4,860,000	$3,239,432	$7,093,198	$52,160	$5,138,292		$21,787,082
Don Civgin	$416,130	$1,396,800	$634,200	$2,736,907	$18,104	$1,373,107		$6,575,248
Phillip P. DePaul	$234,000	$420,000	__	$857,456	$9,332	__		$1,520,788
Michael D. Rowsey	$527,280	$1,580,800	__	$3,017,231	$18,836	$1,512,245		$6,656,392
Ryan T. Vero	$429,000	$1,440,000	__	$2,416,962	$18,020	$(714,770	) (7)	$3,589,214

(1)                Includes annual incentive bonus earned in 2006 and paid following termination.

(2)                Assumes severance pay equal to a multiple of the sum of the officer’s annual base salary and 80% target incentive pay. The multiple will be three times for the chief executive officer, two times for presidents and executive vice presidents, and one time for senior vice presidents. Severance is payable in a lump sum amount.

(3)                These options become fully vested and exercisable immediately upon a change in control occurring prior to full vesting if they are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The number shown represents the value determined by multiplying the number of options by the difference between our closing stock price as of December 29, 2006 and the option exercise price.

(4)                These restricted stock units become fully vested immediately upon a change in control if the awards are not continued or replaced following such change in control or if the executive is terminated in a qualifying termination, as defined in the pertinent agreement. The number shown represents the value determined by multiplying the number of restricted stock units by our closing stock price as of December 29, 2006.

(5)                Includes the cost of (a) continuation of all life (other than the Executive Life Insurance Program), disability, accident and healthcare insurance plans, programs, or arrangements, and financial counseling services at substantially the same cost to the executive following the date of termination, for a 24 month period for the chief executive officer or a 12 month period for other executives; and (b) continued payment of the company-paid premium under the Executive Life Insurance Program for a 24 month period for the CEO or a 12 month period for other executives following the date of termination. In lieu of these payments, the company has the discretion to pay a lump sum payment equal to 150% of the cost of these benefits.

(6)                Under the change in control agreements described on page 48, we will increase the officer’s total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments, provided that if the value of the payments subject to excise taxes is not more than 110% of the value of payments that could be provided without triggering excise taxes, then the value of payments to the officer will be reduced to the amount that can be provided without triggering excise taxes. For the purposes of the table above, we have assumed that we would reduce payments to Mr. Vero in the amount shown.

Estimated Termination Benefits

Mr. Duncan

On April 14, 2005, we entered into an employment agreement with Mr. Duncan to serve as our chief executive officer. The employment agreement provides that Mr. Duncan’s employment commenced on April 18, 2005 (the “Effective Date”) and will end on April 17, 2008 (the “Term”). On the last date of the Term, and on each anniversary thereof, the Term shall be automatically extended for an additional one-year period, unless either party provides the other party at least 90 days prior written notice of non-renewal. During the Term, Mr. Duncan will be based at the company’s headquarters.

During the Term, Mr. Duncan will receive an annual base salary of $850,000, payable in accordance with the company’s regular payroll practices for senior executives, subject to periodic review by the Executive Compensation Committee of the company’s board of directors for possible increase. On February 10, 2006, the board of directors approved an increase in Mr. Duncan’s salary to $900,000, effective April 2, 2006. On February 14, 2007, the board of directors approved an increase in Mr. Duncan’s salary to $1,000,000, effective April 1, 2007.

During the Term, Mr. Duncan will participate in the company’s annual cash incentive compensation plans. Awards under these plans are described in “Compensation Discussion and Analysis—Annual Incentive Compensation (Bonus)”.

For the company’s 2006 fiscal year, Mr. Duncan received long-term compensation awards. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation (Equity Awards)”, page 29.

If, during the Term, the company terminates Mr. Duncan’s employment for any reason other than Cause (as defined in the employment agreement), death or Disability, or Mr. Duncan terminates his employment for Good Reason, subject to the terms of the employment agreement, we will pay to Mr. Duncan, not later than 30 days following the date of termination:

•       a lump sum in cash equal to two times the sum of Mr. Duncan’s annual base salary immediately prior to the date of termination, plus the greater of (A) Mr. Duncan’s annual target bonus for the fiscal year in which the date of termination occurs or (B) the annual target bonus described in the employment agreement; and

•       (any portion of Mr. Duncan’s annual base salary and previously earned but unpaid bonus through the date of termination that has not yet been paid.

In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination.

If Mr. Duncan’s employment is terminated by reason of Mr. Duncan’s death or Disability during the Term, the company shall pay to Mr. Duncan, his designated beneficiary or his estate, within 30 days following the date of termination, a lump sum in cash equal to the sum of any portion of Mr. Duncan’s annual base salary earned but unpaid through the date of termination and previously earned but unpaid bonus through the date of termination. In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

If Mr. Duncan’s employment is terminated by the company for Cause or Mr. Duncan voluntarily terminates employment other than for Good Reason (as defined in the employment agreement) during the Term, Mr. Duncan shall be entitled to a lump sum in cash within 30 days after the date of termination equal to any portion of Mr. Duncan’s annual base salary and bonus earned but unpaid through the date of termination. In addition, the company shall pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company’s compensation and benefits plans, programs or arrangements as in effect immediately prior to the date of termination.

Mr. Duncan and the company entered into a change in control agreement substantially similar to those available to other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the Estimated Current Value of Change in Control Benefits table on page 49. If Mr. Duncan’s employment is terminated under circumstances entitling him to severance benefits under the employment agreement and the Change in Control Agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the Change in Control Agreement.

During the Term, Mr. Duncan will be entitled to participate in the company’s retirement plans, its fringe benefit and perquisite programs and welfare benefit plans and programs on the same terms as other senior officers of the company.

Mr. Duncan’s employment agreement contains customary confidentiality, non-solicitation, nondisparagement and noncompetition provisions. Following termination of employment, Mr. Duncan’s agreement requires him to refrain from using or disclosing any confidential information relating to the company. For one year after termination of employment, Mr. Duncan’s agreement prohibits him from directly or indirectly soliciting or inducing any managerial level employee of the company to leave employment in order to accept employment with any other entity. Following termination of employment, Mr. Duncan’s agreement requires him to refrain from making any public statements that disparage the company, its employees, products or services. For a period of 12 months after termination of employment with the company Mr. Duncan’s agreements states that he will not, directly as an employee or indirectly as a consultant or contractor, be employed in the same or similar capacity as he was employed by the company immediately prior to his termination of employment, by another business entity or person deriving more than 10% of its gross revenues in North America from the sale or distribution of office supplies, office furniture, computer consumables or related office products or services.

Estimated Current Value of Potential Payments to Mr. Duncan Upon Termination

Pursuant to Mr. Duncan’s employment agreement and other arrangements described above, we would be required to provide compensation to him in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Duncan would receive upon his termination in each situation assuming that such event occurred on December 29, 2006 and based on our closing stock price as of that date of $49.65. Actual payments made under the agreement at any future date would vary, depending in part upon what Mr. Duncan has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Duncan would be entitled upon a change in control of the company. Such amounts are set forth in the Estimated Current Value of Change in Control Benefits table on page 49. If Mr. Duncan’s employment is terminated under circumstances entitling him to severance benefits under the employment agreement and the Change in Control Agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the Change in Control Agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason		Death or Disability	For Cause or Voluntary termination other than for Good Reason
Accrued But Unpaid Bonus	$1,404,000	(1)	$1,404,000	$1,404,000
Severance Amount	$2,700,000	(2)	—	—
Early Vesting of Stock Options	$1,858,808	(3)	$1,858,808	—
Early Vesting of Restricted Stock	$2,976,815	(4)	$2,976,815	—
Other (5)	$10,968		—	—
Total	$8,950,591		$6,239,623	$1,404,000

(1)            Annual target bonus for the year in which the termination occurs.

(2)            This amount would be paid in a lump sum in cash equal to two times the sum of Mr. Duncan’s annual base salary prior to the date of termination plus the greater of (A) Mr. Duncan’s annual target bonus for the fiscal year in which the date of termination occurs or (B) the annual target bonus described in the employment agreement.

(3)            109,406 shares of common stock subject to Mr. Duncan’s options, which constitute a pro rata amount of his unvested shares under the options, would become exercisable. The number shown represents the value determined by multiplying the number of options by the difference between our closing stock price as of December 29, 2006 and the option exercise price.

(4)            22,620 restricted stock units subject to Mr. Duncan’s award of Initial Restricted Stock and 37,336 units of restricted stock subject to Mr. Duncan’s award of Other Restricted Stock, for a total of 59,956 units, which constitute a pro rata amount of his unvested restricted stock units under both awards, would vest. The number shown represents the value determined by multiplying the number of restricted stock units by our closing stock price as of December 29, 2006.

(5)            Estimated cost to pay or provide to Mr. Duncan all compensation and benefits payable to Mr. Duncan under the terms of the company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the date of termination.

Mr. Civgin

On September 19, 2005, we entered into a letter agreement with Don Civgin, effective October 3, 2005, to serve as our executive vice president, finance and to assume the title of chief financial officer.

On October 3, 2005, we entered into a change in control agreement (the “Change in Control Agreement”) with Mr. Civgin that is substantially similar to change in control agreements available to the company’s other senior executives and the payments and benefits he would be entitled to under that agreement are set forth in the Estimated Current Value of Change in Control Benefits table on page 49.

On October 3, 2005, we entered into a nondisclosure and noncompetition agreement (the “Agreement”) with Mr. Civgin. This Agreement requires Mr. Civgin to refrain from divulging confidential information of the company during the course of his employment, except as is necessary to discharge his duties, and after termination of employment. Mr. Civgin may not be employed by a seller or distributor of office supplies, office furniture, computer consumables or related office products or services in North America in the same or similar capacity as he was employed by OfficeMax during the term of his employment and for a period of 12 months thereafter. During employment and for two years after termination, Mr. Civgin agrees not to solicit current or certain former customers, current or certain former employees or suppliers of the company. The Agreement also contains a standard non-disparagement clause.

Mr. Civgin will be eligible to receive twelve months of severance under the company’s severance policy applicable to executive officers, if he is terminated involuntarily, and not for disciplinary reasons. Mr. Civgin is entitled to participate in the company’s benefit plans and programs on the same terms as other senior officers of the company.

Estimated Current Value of Potential Payments to Mr. Civgin Upon Termination

Pursuant to Mr. Civgin’s letter agreement and other arrangements described above, the company would be required to provide compensation to him in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Civgin would receive upon his termination in each situation assuming that such event occurred on December 29, 2006 and based on our closing stock price as of that date of $49.65. Actual payments made at any future date would vary, depending in part upon what Mr. Civgin has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Civgin would be entitled upon a change in control of the company. Such amounts are set forth in the Estimated

Current Value of Change in Control Benefits table on page 49. If Mr. Civgin’s employment is terminated under circumstances entitling him to severance benefits under his letter agreement and the change in control agreement, the severance payments due under the employment agreement shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason
Accrued But Unpaid Bonus (1)	$416,130	$416,130	$416,130
Severance Amount (2)	$485,000	—	—
Early Vesting of Restricted Stock (3)	$513,530	$513,530	—
Total	$1,414,660	$929,660	$416,130

(1)            Annual incentive bonus for the fiscal year in which the date of termination occurs.

(2)            Twelve months of severance under the company’s severance policy applicable to executive officers.

(3)            10,343 restricted stock units, which constitutes a pro rata amount of his unvested restricted stock units granted under our 2006 long-term incentive program, would vest. The number shown represents the value determined by multiplying the number of restricted stock units by our closing stock price as of December 29, 2006.

Mr. DePaul

On December 10, 2003, and in connection with the acquisition by Boise Cascade Corporation of OfficeMax, Inc., we also entered into an employment agreement with Phillip P. DePaul, Senior Vice President and Controller. The agreement terminated in accordance with its terms on December 10, 2006.

During the term of the agreement, we paid Mr. DePaul a base salary of no less than $275,000 per year. He was also eligible to participate in the annual and long-term incentive programs available to certain employees and in the company’s other life, disability and accident insurance plans. The company also paid cash retention incentives to Mr. DePaul in the amount of $39,000, $39,000, and $117,000 at the end of the 12, 24, and 36 month period, respectively, of the three year term, for an aggregate retention incentive of $195,000. The $117,000 retention incentive paid to Mr. DePaul under this agreement in 2006 is included in the Summary Compensation Table on page 37.

Estimated Current Value of Potential Payments to Mr. DePaul Upon Termination

The company would be required to provide compensation to Mr. DePaul in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. DePaul would receive upon his termination in each situation assuming that such event occurred on December 29, 2006 and based on our closing stock price as of that date of $49.65. Actual payments made at any future date would vary, depending in part upon what Mr. DePaul has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. DePaul would be entitled upon a change in control of the company. Such amounts are set forth in the Estimated Current Value of Change in Control Benefits table on page 49. If Mr. DePaul’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance pay policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason
Accrued But Unpaid Bonus (1)	$234,000	$234,000	$234,000
Severance Amount (2)	$300,000	—	—
Early Vesting of Restricted Stock (3)	$500,025	$500,025
Total	$1,034,025	$734,025	$234,000

(1)            Annual incentive bonus for the fiscal year in which the date of termination occurs.

(2)            Twelve months of severance under the company’s severance policy applicable to executive officers.

(3)            10,071 restricted stock units, which constitutes a pro rata amount of his unvested restricted stock units, would vest. The number shown represents the value determined by multiplying the number of restricted stock units by our closing stock price as of December 29, 2006.

Mr. Rowsey

Mr. Rowsey does not have an employment agreement with the company.

Estimated Current Value of Potential Payments to Mr. Rowsey Upon Termination

The company will provide compensation to Mr. Rowsey in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Rowsey would receive upon his termination in each situation assuming that such event occurred on December 29, 2006 and based on our closing stock price as of that date of $49.65. Actual payments made at any future date would vary, depending in part upon what Mr. Rowsey has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Rowsey would be entitled upon a change in control of the company. Such amounts are set forth in the Estimated Current Value of Change in Control Benefits table on page 49. If Mr. Rowsey’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance pay policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason
Accrued But Unpaid Bonus (1)	$527,280	$527,280	$527,280
Severance Amount (2)	$520,000	—	—
Early Vesting of Restricted Stock (3)	$1,728,415	$1,728,415	—
Total	$2,775,695	$2,255,695	$527,280

(1)            Annual incentive bonus for the fiscal year in which the date of termination occurs.

(2)            Twelve months of severance under the company’s severance policy applicable to executive officers.

(3)            34,812 restricted stock units, which constitutes a pro rata amount of his unvested restricted stock units, would vest. The number shown represents the value determined by multiplying the number of restricted stock units by our closing stock price as of December 29, 2006.

Mr. Vero

On December 10, 2003, and in connection with the acquisition by Boise Cascade Corporation of OfficeMax, Inc., we also entered into an employment agreement with Ryan T. Vero, Executive Vice President—Merchandising. The agreement terminated in accordance with its terms on December 10, 2006.

During the term of the agreement, we paid Mr. Vero a base salary of no less than $350,000 per year. He was also eligible to participate in the annual and long-term incentive programs available to certain employees and in the company’s other life, disability, and accident insurance plans. The company also paid cash retention incentives to Mr. Vero in the amount of $130,000, $130,000, and $390,000 at the end of the 12, 24, and 36 month period, respectively, of the three year term, for an aggregate retention incentive of $650,000. The $390,000 retention incentive paid to Mr. Vero under this agreement in 2006 is included in the Summary Compensation Table on page 37.

Estimated Current Value of Potential Payments to Mr. Vero Upon Termination

The company would be required to provide compensation to Mr. Vero in the event of termination of his employment under certain circumstances. The table below reflects the estimated amount of payments and other benefits Mr. Vero would receive upon his termination in each situation assuming that such event occurred on December 29, 2006 and based on our closing stock price as of that date of $49.65. Actual payments made at any future date would vary, depending in part upon what Mr. Vero has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock. The table below does not include any payments or benefits to which Mr. Vero would be entitled upon a change in control of the company. Such amounts are set forth in the Estimated Current Value of Change in Control Benefits table on page 49. If Mr. Vero’s employment is terminated under circumstances entitling him to severance benefits under the change in control agreement, the severance payments due under the severance pay policy for Executive Officers shall be offset by similar payments and benefits provided under the change in control agreement.

Benefits and Payments Upon Termination	Involuntary not for Cause termination, or termination for Good Reason	Death or Disability	For Cause or Voluntary termination other than for Good Reason
Accrued But Unpaid Bonus (1)	$429,000	$429,000	$429,000
Severance Amount (2)	$500,000	—	—
Early Vesting of Restricted Stock (3)	$1,329,378	$1,329,378
Total	$2,258,378	$1,758,378	$429,000

(1)            Annual incentive bonus for the fiscal year in which the date of termination occurs.

(2)            Twelve months of severance under the company’s severance policy applicable to executive officers.

(3)            26,775 restricted stock units, which constitutes a pro rata amount of his unvested restricted stock units, would vest. The number shown represents the value determined by multiplying the number of restricted stock units by our closing stock price as of December 29, 2006.

Stock Ownership

Directors and Executive Officers

The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 30, 2006.

Ownership of OfficeMax Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Directors (1)
Dorrit J. Bern	2,307	*
Warren F. Bryant	4,339	*
Brian C. Cornell	4,282	*
Joseph M. DePinto	1,351	*
Sam K. Duncan	94,668	*
Rakesh Gangwal	23,239	*
Monte R. Haymon	1,516	*
Edward E. Hagenlocker	15,173	*
Gary G. Michael	23,164	*
A. William Reynolds	10,000	*
Francesca Ruiz de Luzuriaga	21,449	*
Jane E. Shaw	2,601	*
David M. Szymanski	4,282	*
Carolyn M. Ticknor	__	*
Other Named Executive Officers (2)
Don Civgin	51,437	*
Phillip P. DePaul	8,620	*
Michael D. Rowsey	41,089	*
Ryan T. Vero	21,085	*
All directors, nominees for director, and executive officers as a group (1)(2)(3)	331,026	*

*                    Less than 1% of class

(1)            Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan (“DSCP”), Director Stock Option Plan (“DSOP”), and OfficeMax Incentive and Performance Plan (“OMIPP”), described beginning on page 13 under “Director Compensation.” The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,997 shares; and Messrs. Bryant, 387 shares; Gangwal, 6,787 shares; Hagenlocker, 72 shares; Michael, 1,481 shares; and directors as a group, 12,724 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 9,500 shares; and Messrs. Gangwal, 9,500 shares; Hagenlocker, 9,500 shares; Michael, 7,500 shares; and directors as a group, 36,000 shares. The number of shares subject to options under the OMIPP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,000 shares; and Messrs. Gangwal, 3,000 shares; Hagenlocker, 3,000 shares; Michael, 3,000 shares; and directors as a group, 12,000 shares. The number of restricted shares/units granted under the OMIPP included in the beneficial ownership table is as follows: Ms. Ruiz de Luzuriaga, 3,952 shares; Ms. Bern 2,307; and Messrs. Bryant, 3,952 shares;

Cornell, 4,282 shares; DePinto, 1,351; Gangwal, 3,952 shares; Haymon, 1,516 shares; Michael, 3,952 shares; Szymanski, 4,282 shares; and directors as a group, 29,546 shares.

(2)            The beneficial ownership for these named executive officers includes all shares held of record or in street name; plus shares held in our Dividend Reinvestment and Employee Stock Purchase Plan; restricted stock and restricted stock units granted under the OMIPP; unexercised, vested option shares; deferred stock units held under the 2001 Key Executive Deferred Compensation Plan; and interests in shares of common stock held in the OfficeMax Common Stock Fund by the trustee of the OfficeMax Savings Plan, a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code. The restricted stock units do not have voting rights. For further information regarding the restricted stock, restricted stock units and the option shares, see the “Award Tables” on pages 38—44. The following table indicates the nature of each named executive’s stock ownership and also shows the number of unexercised, unvested option shares; the allocation of contributions to the Executive Savings Deferral Plan’s company stock fund; and shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan (“ESOP”) fund of the Savings Plan, which are not included in the beneficial ownership table. Shares are considered beneficially owned, for purposes of this table only, if the person has a right to acquire beneficial ownership within 60 days of December 30, 2006, unless otherwise indicated in these footnotes.

	Common Shares Owned	Dividend Reinvestment and Employee Stock Purchase Plan	Restricted Stock Units**	Unexercised, Vested Option Shares	Executive Savings Deferral Plan	Deferred Stock Units	Savings Plan Shares	Unexercised, Unvested Option Shares	ESOP (Preferred Stock)
Sam K. Duncan	—	—	35,334	59,334	—	—	—	190,666	—
Don Civgin	—	—	34,703	16,734	—	—	—	33,466	—
Phillip P. DePaul	771	39	7,410	—	421	—	400	—	—
Michael D. Rowsey	12,735	—	24,930	—	—	3,424	855	—	136
Ryan T. Vero	2,280	—	17,950	—	—	—	—	—	—
Executive officers as a group *	15,786	39	120,327	76,068	421	3,424	1,255	224,132	136

*                   This group at December 30, 2006, included all of our named executive officers.

**            Does not include 14,666 restricted stock units owned by Mr. Duncan and 3,297 restricted stock units owned by Mr. Civgin, each of which were required to defer receipt of such restricted stock units. See the Option Exercises and Stock Vested Table on page 44.

(3)            Our executive officers (individually or as a group) do not own more than 1% of the company’s Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and named executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in OfficeMax shares with the SEC and the NYSE. Based on a review of Forms 3, 4 and 5 and any amendments thereto, we believe that in 2006 our directors and reporting officers met all applicable SEC filing requirements, except for Phillip DePaul, who inadvertently omitted filing Forms 4 with respect to the allocation of his contributions to the Executive Savings Deferral Plan’s company stock fund. No shares of common stock are ever actually issued to participants pursuant to the Executive Savings Deferral Plan.

Ownership of More Than 5% of OfficeMax Stock

As of December 30, 2006, the table below describes each person or entity that we know (based on filings on Schedule 13G or 13D with the SEC) to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial	Percent
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Ownership	of Class
Common Stock, $2.50 Par Value
Joint filing by: Edward C. Johnson 3d FMR Corp. 82 Devonshire Street Boston, MA 02109	2,715,597	0	9,150,897	0	9,150,897	12.287%
Joint filing by: Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, LTD Barclays Global Investors Japan Trust and Banking Company Limited Barclays Global Investors Japan Limited 45 Fremont Street San Francisco, CA 94105	6,692,415	0	7,653,792	0	7,653,792	10.27%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	6,668,410	0	6,885,510	0	6,885,510	9.25%
State Street Bank and Trust Company, Trustee 225 Franklin St. Boston, MA 02110	2,741,344	1,570,096	0	4,311,440	4,311,440	5.7%
Convertible Preferred Stock, Series D (1)
State Street Bank and Trust Company, as Trustee for the OfficeMax Incorporated Employee Stock Ownership Plan (ESOP) 225 Franklin St. Boston, MA 02110	0	1,153,774	0	1,153,774	1,153,774	100%

(1)            The shares of preferred stock held by the ESOP represent approximately 1.5% of the company’s voting securities outstanding as of December 30, 2006.

Equity Compensation Plan Information

Our shareholders have approved all of the company’s equity compensation plans, including the Director Stock Compensation Plan and the OfficeMax Incentive and Performance Plan. The following table summarizes the number of shares of our common stock that may be issued under our equity compensation plans as of December 30, 2006.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)
Equity compensation plans approved by security holders	3,432,740	(1)	$16.25439	3,730,266	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	3,432,740		$16.25439	3,730,266

(1)            Includes 12,724 shares issuable under our Director Stock Compensation Plan, 36,000 shares issuable under our Director Stock Option Plan, 1,382,264 shares issuable under our Key Executive Stock Option Plan, and 2,001,752 shares issuable under the OfficeMax Incentive and Performance Plan. The Director Stock Option Plan and Key Executive Stock Option Plan have been replaced by the OfficeMax Incentive and Performance Plan. None of the following are included in this chart: (a) interests in shares of common stock in the OfficeMax Common Stock Fund held by the trustee of the company’s 401(k) Savings Plan, (b) Series D Preferred Stock in the Employee Stock Ownership Plan (ESOP) fund (c) the deferred stock unit components of the company’s 2001 Key Executive Deferred Compensation Plan or (d) interests in the company stock fund of the Executive Savings Deferral Plan. For information regarding the number of shares of ESOP preferred stock held by the trustee, see “Ownership of More Than 5% of OfficeMax Stock” on page 59.

(2)            As of December 30, 2006, 53,491 shares were issuable under the Director Stock Compensation Plan and 3,676,775 shares were issuable under the OfficeMax Incentive and Performance Plan.

Other Information

Legal Proceedings Involving Directors

On April 25, 2005, a putative derivative action, Homstrom v. Harad, et al., was filed in the Circuit Court of Cook County, Illinois. The Homstrom complaint names as defendants the following current and former officers and directors of OfficeMax Incorporated: George J. Harad, Christopher C. Milliken, Theodore Crumley, Gary J. Peterson, Brian P. Anderson, Warren F. Bryant, Claire S. Farley, Rakesh Gangwal, Edward E. Hagenlocker, Gary G. Michael, A. William Reynolds, Francesca Ruiz De Luzuriaga, Jane E. Shaw, Carolyn M. Ticknor, Ward W. Woods, Brian C. Cornell, David M. Szymanski, Richard R. Goodmanson, Donald N. MacDonald, and Frank A. Schrontz. The complaint also names the following former directors of OfficeMax, Inc. as defendants: Michael Feuer, Lee Fisher, Edwin J. Holman, Jerry Sue Thornton, Burnett W. Donoho, Michael F. Killeen, Ivan J. Winfield, and Jacqueline Woods. OfficeMax Incorporated is named as a nominal defendant. On June 1, 2005, a second putative derivative action, Bryan v. Anderson et al., was filed in the Circuit Court of DuPage County, Illinois. This complaint names the following current and former officers and directors of OfficeMax Incorporated as defendants: Brian Anderson, Warren F. Bryant, Brian C. Cornell, Theodore Crumley, Claire S. Farley, Rakesh Gangwal, Edward E. Hagenlocker, George J. Harad, Gary G. Michael, Christopher C. Milliken, A. William Reynolds, Francesca Ruiz De Luzuriaga, Jane E. Shaw, David M. Szymanski, Carolyn M. Ticknor, and Ward W. Woods. OfficeMax Incorporated is named as a nominal defendant. The complaints purport to assert, among other things, various common law derivative claims against the individual defendants including breach of fiduciary duty and unjust enrichment. The complaints seek an award in favor of OfficeMax and against the individual defendants of an unspecified amount of damages, disgorgement of benefits and compensation, equitable or injunctive relief, costs, including attorneys’ fees, and such other relief as the court deems just and proper. On February 21, 2007, the Bryan case was dismissed without prejudice. Pursuant to provisions of company’s bylaws, fees and other expenses incurred in connection with the foregoing derivative actions are being advanced on behalf of those present and former officers and directors by the company.

Shareholder Proposals for the 2008 Annual Meeting

If you wish to submit a proposal to be included in our 2008 proxy statement, we must receive it no later than November 15, 2007.

All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 29, 2008. According to our Bylaws, your notice must include:

•       a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

•       your name and address;

•       the class and number of shares of our stock that you beneficially own; and

•       any material interest you have in the business to be brought before the meeting.

The chairperson of the meeting may disregard any business not properly brought before the meeting according to our Bylaws.

Shareholder Nominations for Directors

If you wish to suggest a nominee for the Governance and Nominating Committee’s consideration, write to OfficeMax Incorporated, Attention Corporate Secretary, 263 Shuman Boulevard, Naperville,

Illinois 60563. You should describe in detail your proposed nominee’s qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

The Governance and Nominating Committee will consider director nominees from shareholders for election at the annual shareholders meeting if our corporate secretary receives a written nomination not less than 30 days or more than 60 days in advance of the meeting. According to our Bylaws, your notice of nomination must include:

•       your name and address;

•       each nominee’s name, age, and address;

•       each nominee’s principal occupation or employment;

•       the number of shares of our stock that the nominee beneficially owns;

•       the number of shares of our stock that you beneficially own;

•       any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

•       each nominee’s executed consent to serve as our director if elected.

The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

OfficeMax’s Annual Report on Form 10-K

We are mailing you our Annual Report on Form 10-K for the year ended December 30, 2006 with this proxy statement. Additional copies of our Annual Report on Form 10-K can be obtained at no charge from our Investor Relations Department, 263 Shuman Boulevard, Naperville, Illinois 60563, (630) 864-6800. You can find our SEC filings, including our 2006 Form 10-K, on our website at www.officemax.com, by clicking on “About Us,” then “Investors,” and then “SEC Filings,” or through the SEC’s website at www.sec.gov.

We request that you promptly sign, date, and return the enclosed proxy card or vote your proxy via the telephone or Internet so that your vote will be included at the meeting.

Susan Wagner-Fleming

Vice President
and Corporate Secretary

March 15, 2007

APPENDIX A

Marked Version of Articles Ninth and Twelfth Indicating Changes
Arising From the Amendments

NINTH:

9.1         The business and affairs of the corporation shall be managed by or under the direction of a board of directors. The number of the directors of the corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire board of directors of the corporation, except that the minimum number of directors shall be fixed at no less than three and the maximum number of directors shall be fixed at no more than 15. The directors shall be elected by the stockholders at each annual meeting for a one-year term. The term of each director will end at the 2007 annual meeting of stockholders. Commencing with the 2007 annual meeting of stockholders, each director shall hold office for a one-year term and until such director’s successor shall have been duly elected and qualified.

9.2         Nominations for election to the board of directors of the corporation at a meeting of stockholders may be made by the board, on behalf of the board by any nominating committee appointed by the board, or by any stockholder of the corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the board, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Corporate Secretary not less than 30 nor more than 60 days prior to any meeting of stockholders called for the election of directors; provided, however, if less than 35 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, the nomination must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address, and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the corporation which are beneficially owned by each nominee and by the nominating stockholder; (v) any other information concerning the nominee that must be disclosed of nominees in proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934; and (vi) the executed consent of each nominee to serve as a director of the corporation, if elected. The chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

9.3         Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. Any additional director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the next annual meeting and until such director’s successor shall have been elected and qualified.

9.4         Any director may be removed from office, ~~only~~ with cause or without cause, ~~and only~~ by the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all the shares of the corporation entitled to vote ~~generally~~ in the election of directors, voting together as a single class.

9.5         Notwithstanding the foregoing paragraphs 9.1, 9.2, 9.3, and 9.4, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and the then authorized number of directors of the corporation shall be increased by the number of additional directors to be elected.

9.6         Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all the shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with the purpose and intent of this Article NINTH.

9.7         In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make and alter the bylaws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

By resolution or resolutions passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in said resolution or resolutions or in the bylaws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the bylaws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

The corporation may in its bylaws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

TWELFTH

12.1  In addition to any affirmative vote required by law or this Certificate of Incorporation or the bylaws, and except as otherwise expressly herein provided in this Article TWELFTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of a majority of the voting power of all the shares of Voting Stock (as hereinafter defined) held by stockholders other than an Interested Stockholder (as hereinafter defined), with which or by or on whose behalf, directly or indirectly, a Business Combination is proposed, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

12.2  The provisions of Section 12.1 of this Article TWELFTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation, the bylaws of the corporation, or any agreement with any national securities exchange, if all the conditions specified in either of the following paragraphs (a) or (b) are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the corporation’s outstanding Capital Stock (as hereinafter defined), if the condition specified in the following paragraph (a) is met:

(a)           The Business Combination shall have been approved by a majority (whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder as hereinafter defined to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined); or

(b)          All of the following conditions shall have been met:

(1)            The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subparagraphs (i) and (ii) below:

(i)                (if applicable) The highest per share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any shares of Common Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of Common Stock (a) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (b) in the transaction in which it became an Interested Stockholder, whichever is higher; and

(ii)             The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date referred to in this Article TWELFTH as the “Determination Date”), whichever is higher.

All per-share prices shall be adjusted to reflect any intervening stock splits, stock dividends, and reverse stock splits.

(2)            The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii), and (iii) below:

(i)                (if applicable) The highest per-share price (including any brokerage commissions, transfer taxes, and soliciting dealers’ fees) paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock (a) within the two-year period immediately prior to the Announcement Date or (b) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii)             The Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(iii)          (if applicable) The highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

All per-share prices shall be adjusted for intervening stock splits, stock dividends, and reverse stock splits.

The provisions of this paragraph (b)(2) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

(3)            The consideration to be received by holders of a particular class or series of outstanding Capital Stock (including Common Stock) shall be cash or in the same form as previously has been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

(4)            After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) in accordance with the terms of the outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividend paid on the Common Stock (except as necessary to reflect any stock split, stock dividend, or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization, or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.

(5)            After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(6)            A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules, or regulations) shall be mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the corporation.

(7)            Such Interested Stockholder shall not have made any major change in the corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

12.3  For the purposes of this Article TWELFTH:

(a)           The term “Business Combination” shall mean:

(1)            Any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder or (b) any other company (whether or not such other company is an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(2)            Any sale, lease, exchange, mortgage, pledge, transfer, or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation, or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities, or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value and/or involving aggregate commitments of $40,000,000 or more or constituting more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5% of stockholders’ equity (in the case of transactions involving capital stock) of the entity in question (the “Substantial Part”), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the corporation would be required to approve or authorize the Business Combination involving the assets, securities, and/or commitments constituting any Substantial Part; or

(3)            The adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(4)            Any reclassification of securities (including any reverse stock split), or recapitalization of the corporation or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of Capital Stock, or any securities convertible into Capital Stock, or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(5)            Any agreement, contract, or other arrangement providing for any one or more of the actions specified in the foregoing clauses (1) through (4).

(b)          The term “Capital Stock” shall mean all capital stock of this corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the corporation generally.

(c)           A “person” shall mean any individual, firm, corporation, partnership, trust, or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement, or understanding, directly or indirectly, for the purpose of acquiring, holding, voting, or disposing of Capital Stock.

(d)          “Interested Stockholder” shall mean any person (other than the corporation or any Subsidiary and other than any profit-sharing, employee stock ownership, or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(1)            Is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the then outstanding Voting Stock; or

(2)            Is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding Voting Stock; or

(3)            Is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(e)           A person shall be a “beneficial owner”of any Capital Stock:

(1)            Which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(2)            Which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement, or understanding; or

(3)            Which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Voting Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Article, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of paragraph (c) of this Article but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement, or understanding, or upon exercise of conversion rights, warrants, or options, or otherwise.

(f)               “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 1, 1985 (the term “registrant” in said Rule 12b-2 meaning, in this case, the corporation).

(g)          “Subsidiary” means any company of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, for the purposes of the definition of Interested Stockholder set forth in paragraph (d) of this section, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the corporation.

(h)           “Continuing Director” means any member of the board of directors of the corporation (the “Board”) while such person is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board on March 1, 1985, or prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended to succeed the Continuing Director by a majority of Continuing Directors then on the Board.

(i)               “Fair Market Value” means: (a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of Continuing Directors then on the Board.

(j)               In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs (b)(1) and (2) of Section 12.2 of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

12.4  The board of directors of the corporation shall have the power and duty to determine for the purposes of this Article TWELFTH, on the basis of information known to them after reasonable inquiry (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of paragraph (b) of Section 12.2 have been met with respect to any Business Combination, and (e) whether any sale, lease, exchange, mortgage, pledge, transfer, or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation, or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities, or commitments of the corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder has an aggregate Fair Market Value and/or involves aggregate commitments of $40,000,000 or more or constitutes a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

12.5  Nothing contained in this Article TWELFTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

12.6  Consideration for shares to be paid to any stockholder pursuant to this Article TWELFTH shall be the minimum consideration payable to the stockholder and shall not limit a stockholder’s right under any provision of law or otherwise to receive greater consideration for any shares of the corporation.

12.7  The fact that any Business Combination complies with the provisions of Section 12.2 of this Article TWELFTH shall not be construed to impose any fiduciary duty, obligation, or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the corporation, nor shall such compliance limit, prohibit, or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

12.8  Notwithstanding any other provisions of this Certificate of Incorporation or the bylaws of the corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the bylaws of the corporation), the affirmative vote of the holders of at least ~~80%~~ a majority of the voting power of all the shares of the Voting Stock, voting together as a single class, shall be required to alter, amend, or adopt any provisions inconsistent with or repeal this Article TWELFTH; provided, however, if such action has been proposed, directly or indirectly, on behalf of an Interested Stockholder, it must also be approved by the affirmative vote of a majority of the voting power of all of the shares of Voting Stock held by stockholders other than such Interested Stockholder, and further provided that this ~~Section 12.8~~ proviso shall not apply to~~, and such 80% vote shall not be required for,~~ any amendment, repeal, or adoption unanimously recommended by the Board, if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of paragraph (h) of Section 12.3 of this Article TWELFTH.

OfficeMax is a registered trademark of OMX, Inc.

IMPORTANT

Your vote is important. Please take a moment to vote via phone or the Internet or SIGN, DATE and promptly MAIL your proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, please sign, date and mail the enclosed instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please call:

D. F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Phone: 1-888-869-7406

PROXY CARD	OFFICEMAX INCORPORATED ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICEMAX INCORPORATED

The shareholder signing this card appoints Matthew R. Broad, Susan M. Wagner-Fleming and John S. Jennings as proxies, each with the power to appoint a substitute.  They are directed to vote (as indicated on the reverse side of this card) all the shareholder’s OfficeMax Incorporated stock held on March 7, 2007, at the company’s annual meeting to be held on April 25, 2007, and at any adjournment or postponement of that meeting.  They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.  All previous proxies are hereby revoked.

This proxy will be voted according to your instructions.  If you sign and return the card but do not vote on these matters, then the nominees and proposals 2 and 3 will receive FOR votes, and proposal 4 will receive an AGAINST vote.

AcctNumber	Shares	Barcode
		Control Number	Date
REGISTRATION LINE 1
REGISTRATION LINE 2			Signature of Shareholder
REGISTRATION LINE 3
REGISTRATION LINE 4			Signature of Shareholder
REGISTRATION LINE 5 REGISTRATION LINE 6

NOTE: Please sign name exactly as it appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

é   Please fold and detach card at perforation before mailing.   é

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

If not voting by Internet or telephone, please sign, date and return this card promptly in the enclosed envelope.

èCONTROL NUMBER

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 5:00 A.M. CDT the day of the annual meeting.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and mailed your proxy card.

Vote by Internet www.cesvote.com Access the Website and cast your vote.	OR	Vote by Telephone 1-888-693-8683 Call Toll-Free using a touch-tone telephone.	OR	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

REGISTRATION LINE 1
REGISTRATION LINE 2
REGISTRATION LINE 3
REGISTRATION LINE 4
REGISTRATION LINE 5
REGISTRATION LINE 6

OFFICEMAX INCORPORATED	PROXY CARD

The proxies are instructed to vote as directed, and in their discretion on all other matters. Where no direction is specified, this proxy will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4, as recommended by the Board of Directors.

The Board of Directors unanimously recommends you vote “FOR” PROPOSALS 1, 2 and 3 below.

1.	Election of Directors	☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

		☐	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s), mark
				“FOR ALL EXCEPT” and strike through the name of the nominee you wish to withhold.

	NOMINEES:	(1)	Dorrit J. Bern	(2)	Warren F. Bryant	(3)	Brian C. Cornell
		(4)	Joseph M. DePinto	(5)	Sam K. Duncan	(6)	Rakesh Gangwal
		(7)	Gary G. Michael	(8)	Francesca Ruiz de Luzuriaga	(9)	David M. Szymanski

		FOR	AGAINST	ABSTAIN
2.	Appointment of KPMG LLP as independent registered public accountants for 2007.	☐	☐	☐
3.	Amendment to Certificate of Incorporation to remove Supermajority Voting Requirements.	☐	☐	☐

The Board of Directors unanimously recommends you vote “AGAINST” PROPOSAL 4 below.

4.	Shareholder Proposal to Establish Engagement Process with Proponents of Shareholder Proposal that is Approved by a Specified Vote at an Annual Meeting.	☐	☐	☐
This proxy is continued on the reverse side. Please sign on the reverse side and mail promptly.

éPlease fold and detach card at perforation before mailing.é

Dear Shareholder:

OfficeMax Incorporated will hold its annual meeting of shareholders at the Wyndham Lisle-Chicago Hotel, at 1:00 p.m. Central Daylight Time, on April 25, 2007. Shareholders of record on March 7, 2007 are entitled to vote by proxy, before or at the meeting.

If you hold shares in the employee savings plan and/or through a bank, brokerage firm or other nominee, you will receive a separate voting instruction card(s) to vote those shares. To be sure that all your shares are voted at the meeting, follow the instructions on each separate voting instruction card that you receive.

Corporate Election Services, Inc., an independent tabulator, will receive and tabulate individual proxy/voting instruction cards.

VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE OR BY MAIL

Your vote is important and OfficeMax Incorporated encourages you to submit your proxy electronically via the Internet or by telephone, both of which are available 24 hours a day, seven days a week. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

•                  To submit your proxy electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts. You must use the control number printed in the box by the arrow on the reverse side of this card.

•                  To submit your proxy by telephone, use a touch-tone telephone and call 1-888-693-8683. You must use the control number printed in the box by the arrow on the reverse side of this card.

•                  To submit your proxy by mail, please sign and date the top portion of this card and return it for receipt prior to 5:00 a.m. Central Daylight Time on April 25, 2007 in the enclosed postage paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Also, you may view the Proxy Statement on the Internet at http://www.officemax.com.

Your vote is important. Thank you for voting.

Voting Instruction Card	OFFICEMAX INCORPORATED ANNUAL MEETING OF SHAREHOLDERS APRIL 25, 2007

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OFFICEMAX INCORPORATED

The undersigned participant in the OfficeMax Savings Plan or the OfficeMax Incorporated stock fund of the employee savings plan hereby instructs the trustee of the OfficeMax Savings Plan or the trustee of the OfficeMax Incorporated stock fund of the employee savings plan, as appropriate, to vote (as indicated on the reverse side of this card) all shares of Common Stock of OfficeMax Incorporated represented by my proportionate interests in the Trusts at the company’s annual meeting to be held on April 25, 2007, and at any adjournment or postponement of that meeting.  They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.  All previous voting instructions are hereby revoked.

This proxy will be voted according to your instructions.  If you sign and return the card but do not vote on these matters, then the nominees and proposals 2 and 3 will receive FOR votes, and proposal 4 will receive an AGAINST vote.

AcctNumber	Shares	Barcode
		Control Number	Date
REGISTRATION LINE 1
REGISTRATION LINE 2			Signature of Participant
REGISTRATION LINE 3
REGISTRATION LINE 4			Signature of Participant
REGISTRATION LINE 5 REGISTRATION LINE 6

NOTE:  Please sign name exactly as it appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title.  A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

é   Please fold and detach card at perforation before mailing.   é

If you vote by Internet or by telephone, you do NOT need to mail back your card.

If not voting by Internet or telephone, please sign, date and return this card promptly in the enclosed envelope.

èCONTROL NUMBER

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 5:00 A.M. CDT on Monday, April 23, 2007.

Your telephone or Internet vote instructs the Trustees on how to vote your shares in the same manner as if you marked, signed and mailed your voting instruction card.

Vote by Internet www.cesvote.com Access the Website and cast your vote.	OR	Vote by Telephone 1-888-693-8683 Call Toll-Free using a touch-tone telephone.	OR	Vote by Mail Sign and return your proxy in the postage-paid envelope provided.

REGISTRATION LINE 1 REGISTRATION LINE 2 REGISTRATION LINE 3 REGISTRATION LINE 4 REGISTRATION LINE 5 REGISTRATION LINE 6

OFFICEMAX INCORPORATED	VOTING INSTRUCTION CARD

The trustees are instructed to vote as directed, and in their discretion on all other matters.  Where no direction is specified, your shares will be voted “FOR” Proposals 1, 2 and 3 and “AGAINST” Proposal 4, as recommended by the Board of Directors.

The Board of Directors unanimously recommends you vote “FOR” PROPOSALS 1, 2 and 3 below.

1.	Election of Directors	☐	FOR ALL NOMINEES		☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
		☐	FOR ALL EXCEPT		To withhold authority to vote for any individual nominee(s), mark
			“FOR ALL EXCEPT” and strike through the name of the nominee you wish to withhold.
	NOMINEES:	(1)	Dorrit J. Bern	(2)	Warren F. Bryant	(3)	Brian C. Cornell
		(4)	Joseph M. DePinto	(5)	Sam K. Duncan	(6)	Rakesh Gangwal
		(7)	Gary G. Michael	(8)	Francesca Ruiz de Luzuriaga	(9)	David M. Szymanski

		FOR	AGAINST	ABSTAIN

2.	Appointment of KPMG LLP as independent registered public accountants for 2007.	☐	☐	☐

3.	Amendment to Certificate of Incorporation to remove Supermajority Voting Requirements.	☐	☐	☐

The Board of Directors unanimously recommends you vote “AGAINST” PROPOSAL 4 below.

4.	Shareholder Proposal to Establish Engagement Process with Proponents of Shareholder Proposal that is Approved by a Specified Vote at an Annual Meeting.	☐	☐	☐
This voting instruction card is continued on the reverse side. Please sign on the reverse side and mail promptly.

éPlease fold and detach card at perforation before mailing.é

Dear Plan Participant:

OfficeMax Incorporated will hold its annual meeting of shareholders at the Wyndham Lisle-Chicago Hotel, at 1:00 p.m. Central Daylight Time, on April 25, 2007.  Please take a moment to vote your shares for the upcoming annual meeting of shareholders.

Your vote is important.  As a participant in the OfficeMax Savings Plan or the OfficeMax Incorporated stock fund of the employee savings plan (the “Plans”) you can vote by using this voting instruction card to instruct the Plans’ trustees (the “Trustees”) on how to vote shares allocated to you under the Plans.  The Trustees will vote any shares in the Plans for which instructions are not received or that are not allocated to an account in the same proportion as the shares voted by the participants generally, subject to the Trustees’ fiduciary obligations under applicable law.

Corporate Election Services, Inc., an independent tabulator, will receive and tabulate individual proxy/voting instruction cards.

If you also hold shares in registered form or through a bank, brokerage firm or other nominee, you will receive separate proxy card(s) or voting instruction card(s) to vote those shares.  To be sure that all of your shares are voted at the meeting, follow the instructions on each separate proxy/voting instruction card that you receive.

VOTE YOUR SHARES VIA THE INTERNET OR BY TELEPHONE OR BY MAIL

Your vote is important and OfficeMax Incorporated encourages you to submit your voting instructions electronically via the Internet or by telephone, both of which are available 24 hours a day, seven days a week.  If you vote by Internet or by telephone, you do NOT need to mail back your voting instruction card.

•                  To submit your voting instructions electronically via the Internet, go to the Website: http://www.cesvote.com and follow the prompts.  You must use the control number printed in the box by the arrow on the reverse side of this card.

•                  To submit your voting instructions by telephone, use a touch-tone telephone and call 1-888-693-8683.  You must use the control number printed in the box by the arrow on the reverse side of this card.

•                  To submit your voting instructions by mail, please sign and date the top portion of this card and return it for receipt prior to 5:00 a.m. Central Daylight Time on April 23, 2007 in the enclosed postage paid envelope to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Also, you may view the Proxy Statement on the Internet at http://www.officemax.com.

Your vote is important. Thank you for voting.